Exhibit 1

Profit Announcement

FOR THE SIX MONTHS
ENDED 31 MARCH 2004

Incorporating the
requirements of Appendix 4D

Westpac Banking Corporation, ABN 33 007 457 141

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Interim Profit Announcement 2004

Revenues from ordinary activities	up	18.0%	to	$8,664 m

Profit from ordinary activities after tax attributable to equity holders	up	16.6%	to	$1,225 m

Net profit for the period attributable to equity holders	up	16.6%	to	$1,225 m

Dividend Distributions (cents per share)	Amount per security	Franked amount per security
Interim Dividend	42 cents	42 cents

Record date for determining entitlements to the interim dividend	10 June 2004 (Sydney)
9 June 2004 (New York)
11 June 2004 (NZ Class shares)

TABLE OF CONTENTS	Interim Profit Announcement 2004

Press Release

1.	Profit Overview
	1.1	Overview of the 2004 interim results
	1.2	Outlook

2.	Results at a Glance
	2.1	Earnings
	2.2	Summary financial position

3.	Review of Group Operations
	3.1	Summary
	3.2	Review of earnings
	3.3	Credit quality
	3.4	Capital and dividends
	3.5	Corporate governance and responsibility

4.	Business Unit Performance
	4.1	Business and Consumer Banking
	4.2	Westpac Institutional Bank
	4.3	New Zealand
	4.4	BT Financial Group (Australia)
	4.5	Other

5.	Wealth Management Business
	5.1	Total funds management and life insurance business
	5.2	Funds management business
	5.3	Life insurance business
	5.4	Embedded value and value of new business

6.	2004 Interim Financial Information
Index to Section 6
	6.1	Consolidated statement of financial performance
	6.2	Consolidated statement of financial position
	6.3	Consolidated statement of cash flows
	6.4	Movement in retained profits
	6.5	Notes to 2004 interim financial information
	6.6	Statement in relation to the review of accounts

7.	Other Information
	7.1	Credit ratings
	7.2	Exchange rates
	7.3	Disclosure regarding forward-looking statements
	7.4	Shareholder calendar

8.	Segment Result

9.	Economic Profit

10.	Glossary

In this announcement references to ‘Westpac’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

PRESS RELEASE	Interim Profit Announcement 2004

PRESS RELEASE

Westpac Banking Corporation today announced a record half-year operating profit after tax of $1,225 million for the half year ended March 2004, up 17% on the same period last year. Cash earnings increased 13% to $1,233 million.

Key features of the result include:

•                  Cash earnings per share up 11% to 66.7 cents;

•                  Fully franked interim dividend 42 cents, up 11%;

•                  Expense-income ratio (excluding wealth management) further reduced to 48.7%; and

•                  Return on equity (cash basis) 20%.

All comparisons with 2003 interim results

Westpac also announced today that it would buy back approximately $500 million of its shares, in its first structured off-market buy-back (further details in accompanying statement). It will also conduct an on-market buy-back of an equivalent proportion of its NZ Class Shares (approximately one million shares).

Westpac Chief Executive Officer, Dr David Morgan said: “This result delivers emphatically for our shareholders. It continues Westpac’s strong earnings momentum.

“Our business units have performed strongly. In particular our decision to acquire the BT business in August 2002 has proven to be the right one. BT is now a major contributor to our financial performance and places Westpac in a strong position in the funds management industry.

“Our customer focussed strategy is delivering profitable growth. Over the last five years our results have been driven by continuing revenue growth while at the same time containing expenses.

“It is also very pleasing that growth in our lending portfolio has been achieved without compromising asset quality. The charge for bad and doubtful debts decreased by $7 million or 3% on the prior corresponding period, and was down $64 million or 24% on the previous half year.

“A key element of Westpac’s growth momentum is to consistently improve customer satisfaction levels, a key driver of our strategy.

“While we have made good progress, we believe that we can continue to improve customer experience and satisfaction levels, further improving long term earnings sustainability.

“Our ability to build on our competitive and well executed customer strategy means that we are consistently delivering high quality performance for customers, staff, the community and shareholders,” he said.

OUTLOOK

“We have established a sound base for the 2004 financial year with first half results above our medium term guidance. We will also continue to benefit from the market share and customer service improvements that we have seen.

“We are therefore positive about the outlook for solid earnings growth for the year as a whole,” Dr Morgan said.

PROFIT OVERVIEW	Interim Profit Announcement 2004

1.1          OVERVIEW OF THE 2004 INTERIM RESULTS

We have delivered a strong first half (interim) net profit attributable to equity holders of $1,225 million, up 17% on the six months to 31 March 2003 (prior corresponding period) and up 8% on the six months to 30 September 2003 (the prior period), as a result of consistent execution of our strategy.

Our preferred earnings measure, cash earnings attributable to ordinary shareholders (cash earnings) increased 13% to $1,233 million on the prior corresponding period. Cash earnings per share increased to 66.7 cents per share, up 11% on the prior corresponding period. Economic profit, which captures the capital consumed by the business and the benefit of dividend franking, grew 14%.

We have continued our momentum from last year and remain well positioned to achieve against all key stakeholder measures.

Stakeholder Results

Shareholders

•                  Cash earnings per share at 66.7 cents, up 11% on the prior corresponding period.

•                  Cash earnings per share compound average growth rate of 11% over the past 5 years.

•                  Economic profit up 14% to $763 million.

•                  Return on Equity (ROE) at 19% and cash earnings ROE at 20%.

Customers

•                  The percentage of Australian customers(1) who are very or fairly satisfied:

•                  Consumer: 68%, up 4% on March 2003;

•                  SME: 62%, up 6% on March 2003; and

•                  Priority and Middle Market: 70%, up 3% on March 2003.

•                  The percentage of New Zealand customers(2) who rate our service as either excellent, very good or quite good was 84%.

Staff

•                  Employee morale(3) at 7.4 out of 10 at February 2004, compared with 7.6 at 31 March 2003 and in line with the 7.4 achieved at 30 September 2003.

Corporate Reputation and Sustainability

•                  First place among all banks globally in the Dow Jones Sustainability Index for the second consecutive year.

•                  No. 1 rating by the Reputex Social Responsibility Ratings.  (The only Australian corporate to be awarded a AAA rating).

•                  ASX award for outstanding overall corporate governance, the only company to be commended for outstanding effort in reporting against the new corporate governance principles.

•                  The only Australian company to receive the top governance ranking by Governance Metrics International.

Other key features of this result compared to the prior corresponding period are:

•                  net loans and acceptances up 14%;

•                  Group net interest margin down 9 basis points to 2.56%;

•                  operating expenses growth contained at 4%;

•                  banking(4) expense to income ratio down 300 basis points to 48.7%;

•                  bad debts charge to average loans and acceptances down 5 basis points to 24 basis points;

•                  total impaired assets to gross loans and acceptances flat at 0.3%; and

•                  strong capital position, with our Tier 1 ratio increasing to 7.2% and Adjusted Common Equity (ACE) ratio increasing to 5.1%.

(1).                            Consumer: Roy Morgan Research; Business: Taylor Nelson Sofres. Data based on rolling four quarter average. Consumer satisfaction (based on consumers aged 14+ who regard Westpac as their main financial institution) for the period ending February 2004. Business satisfaction for the period ending March 2004.

(2).                            AC Nielsen December 2003.

(3).                            Monthly Westpac morale survey conducted by Ekas Marketing Research Services.

(4).                            The banking group comprises Business and Consumer Banking, Westpac Institutional Bank, the banking operations in New Zealand and Other segment.

The Directors have determined to pay an interim dividend of 42 cents per ordinary share (fully franked), an increase of 11% on the 2003 interim dividend. The dividend payout ratio is 63%, consistent with the prior corresponding period, and our franking capacity remains strong.

The growth in cash earnings over the prior corresponding period was achieved through strong performance by all business units. Operating income grew 10% driven by resilient household credit growth and particularly strong deposit growth, as well as non-interest income growth in our wealth management businesses. Operating expense growth was contained to 4% despite increases in several compliance costs (including preparing for International Financial Reporting Standards (IFRS), Financial Services Reform (FSR), the US Sarbanes-Oxley (SOX) legislation and Basel II), higher superannuation expense and higher personnel expenses.

Bad debt charges were $207 million for the six months ended 31 March 2004, a fall of $7 million on the prior corresponding period.

Highlights from business unit performance relative to the prior corresponding period include:

•                  19% growth in cash earnings in Australian Business and Consumer Banking (BCB) led by strong net interest income growth;

•                  11% growth in cash earnings in the Institutional Bank assisted by a sharp fall in bad debt charges;

•                  the resumption of profit growth in New Zealand with a 4% (local currency) increase in cash earnings driven by a 5% (local currency) lift in income; and

•                  a sound contribution from BT Financial Group (Australia) as funds under management (FUM) and funds under administration (FUA) levels rose and life insurance claims experience remained favourable. BT Financial Group (Australia) cash earnings increased 20% after grossing up the comparative period for BT Funds Management’s five month contribution.

In summary, we have delivered a strong result, through effective execution of our strategy, containing expenses and benefiting from a very positive credit environment.

1.2          OUTLOOK

The Australian economy has continued to perform well with strong growth, sound employment conditions and positive consumer sentiment supported by emerging growth in the global economy.

The New Zealand economy has similarly performed well although growth has eased more recently with softer business confidence and lower migration levels.

Credit growth in Australia has remained at high levels growing at 15% for the year to March 2004.  Within this, housing credit increased 24% and business credit grew at around 6% over the same period.

New Zealand credit growth has also been solid, with Private Sector Credit growing around 10%.  Consistent with the sound economic environment, operating conditions for our wealth management businesses have also been favourable.

For the remainder of the financial year, little change in the overall economic growth outlook is anticipated.  Although the composition of this growth is expected to change with lower consumer spending and dwelling expenditure offset by increased business investment and an improving net export position.

The much anticipated decline in housing credit is also expected to emerge, given the evidence of a slowdown in real housing activity.  This should see housing credit growth fall to below 20% by September 2004 and be on a declining path.  Partially offsetting this decline will be an increase in business credit growth from 6% to over 8% per annum.

Given the economic and credit outlook, conditions for the financial services sector will continue to be positive.  Competition across the business will also continue to intensify.

Westpac advised the market last year that we would not be providing specific earnings guidance given global governance requirements and that position has not changed.

We have established a sound base for the 2004 financial year with first half results above our medium term guidance. We will also continue to benefit from the market share and customer service improvements that we have seen.

We are therefore positive about the outlook for solid earnings growth for the year as a whole.

2. RESULTS AT A GLANCE	Interim Profit Announcement 2004

2.1          EARNINGS

Our 2004 interim earnings are presented below including net profit attributable to equity holders and cash earnings attributable to ordinary equity holders. We believe cash earnings are a more appropriate measure of our financial performance as this basis adjusts our results for two material items which do not reflect cash flows available to ordinary shareholders: amortisation of goodwill and distributions paid on hybrid equity.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	2,339	2,228	2,098	5	11
Non-interest income (1)	1,539	1,565	1,439	(2)	7
Net operating income	3,878	3,793	3,537	2	10
Operating expenses (1)	(1,925)	(1,906)	(1,857)	(1)	(4)
Goodwill amortisation	(84)	(85)	(78)	1	(8)
Underlying performance	1,869	1,802	1,602	4	17
Bad debts	(207)	(271)	(214)	24	3
Profit from ordinary activities before income tax	1,662	1,531	1,388	9	20
Tax expense	(431)	(395)	(333)	(9)	(29)
Net profit	1,231	1,136	1,055	8	17
Net profit attributable to outside equity interests (1)	(6)	(4)	(4)	(50)	(50)
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	1,225	1,132	1,051	8	17
Goodwill amortisation	84	85	78	1	(8)
Distributions on other equity instruments	(76)	(41)	(34)	(85)	(124)
Cash earnings	1,233	1,176	1,095	5	13

2.1.1       Key Financial Data

	Half Year March 04	Half Year Sept 03	Half Year March 03	Mov’t Sept 03- Mar 04	Mov’t Mar 03- Mar 04
Shareholder value
Cash earnings per ordinary share (cents)	66.7	64.2	60.3	4%	11%
Earnings per ordinary share (cents)	62.1	59.6	56.0	4%	11%
Weighted average ordinary shares (millions)	1,849	1,832	1,815	1%	2%
Fully franked dividends per ordinary share (cents)	42	40	38	5%	11%
Dividend payout ratio - cash earnings (%)	63.0	62.3	63.0	70bps	0bps
Net tangible assets per ordinary share ($)	5.22	4.97	4.69	5%	11%

Productivity and efficiency
Expense to income ratio (%)	49.6	50.3	52.5	70bps	290bps
Total banking expense to income ratio (%)	48.7	49.3	51.7	60bps	300bps
Full-time equivalent staff (FTE)	26,755	26,780	26,131	0%	2%
Income per average FTE ($000’s)	146	144	140	1%	4%

Business Performance
Net interest spread (%)(2)	2.07	2.16	2.28	-9bps	-21bps
Net interest margin (%)(2)	2.56	2.59	2.65	-3bps	-9bps
Economic profit ($m)	763	725	672	5%	14%

(1).                            The six months to 31 March 2004 include the consolidation of managed investment schemes by the Life Company: $2 million non-interest income; $1 million operating expenses; and $1 million net profit attributable to outside equity interests. These managed investment schemes have not been consolidated in prior periods and comparatives do not include contributions from those schemes.

(2).                            Includes tax equivalent gross up of $106 million in the six months to 31 March 2004 ($98 million 1H03, $99 million 2H03). We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations. In the presentation of an average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis.

2.2          SUMMARY FINANCIAL POSITION

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Assets
Cash	2,015	1,786	1,924	13	5
Due from other financial institutions	9,281	6,035	5,010	54	85
Trading and investment securities	11,266	12,449	11,882	(10)	(5)
Loans and acceptances	174,927	164,261	153,773	6	14
Life insurance assets (1)	12,316	10,522	9,936	17	24
Other assets	24,666	26,286	23,905	(6)	3
Total assets	234,471	221,339	206,430	6	14
Liabilities
Due to other financial institutions	4,479	3,831	3,646	17	23
Deposits	135,949	129,071	122,029	5	11
Debt issues	35,964	29,970	29,764	20	21
Acceptances	4,395	3,788	3,883	16	13
Life insurance policy liabilities	10,336	9,896	9,348	4	11
Loan capital	4,428	4,544	4,728	(3)	(6)
Other liabilities (1)	23,088	26,243	20,748	(12)	11
Total liabilities	218,639	207,343	194,146	5	13
Equity
Equity attributable to equity holders of WBC	14,420	13,965	12,262	3	18
Outside equity interests (1)	1,412	31	22	large	large
Total equity	15,832	13,996	12,284	13	29

2.2.1       Key Financial Data

	Half Year March 04	Half Year Sept 03	Half Year March 03	Mov’t Sept 03- Mar 04	Mov’t Mar 03- Mar 04
Profitability and capital adequacy
Return on average adjusted ordinary equity	19.0%	18.9%	18.6%	10bps	40bps
Cash earnings to average adjusted ordinary equity	20.4%	20.4%	20.1%	0bps	30bps
Total capital ratio	10.2%	10.5%	9.7%	-30bps	50bps
Tier 1 capital ratio	7.2%	7.2%	6.4%	0bps	80bps
Adjusted common equity to risk weighted assets	5.1%	5.0%	4.8%	10bps	30bps
Risk weighted assets ($m)	148,962	142,909	137,828	4%	8%
Total committed exposures ($m)	285,834	266,191	251,530	7%	14%
Average adjusted ordinary equity ($m)	12,117	11,556	10,910	5%	11%
Average total equity ($m)	15,453	12,766	11,470	21%	35%
Asset quality
Total impaired assets to gross loans and acceptances	0.3%	0.4%	0.3%	-10bps	0bps
Net impaired assets to equity and general provisions	2.2%	2.9%	2.3%	-70bps	-10bps
Specific provisions to total impaired assets	35.7%	26.3%	42.1%	940bps	-640bps
General provisions to non-housing loans and acceptances(2)	1.7%	1.7%	1.7%	0bps	0bps
General provisions to risk weighted assets	1.0%	1.0%	0.9%	0bps	10bps
Total provisions to gross loans and acceptances	0.9%	0.9%	1.0%	0bps	-10bps
Total bad and doubtful debt charge to average loans and acceptances annualised (basis points)	24	34	29	-10bps	-5bps
Bad debts written off to average gross loans and acceptances (basis points)	12	28	15	-16bps	-3bps

(1).                            The 31 March 2004 financial position includes the consolidation of certain managed investment schemes controlled by the Life Company: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests. These managed investment schemes have not been consolidated in prior periods and comparatives do not include any amounts in relation to those schemes.

(2).                            Non-housing loans have been determined on a product basis, rather than on a loan purpose basis.

3. REVIEW OF GROUP OPERATIONS	Interim Profit Announcement 2004

3.1          SUMMARY

Earnings

We have produced a record interim result: net profit attributable to equity holders was $1,225 million, up 17% on the prior corresponding period and cash earnings were $1,233 million, up 13%.  This result has been achieved through effective execution of our customer-focused strategy and exercising tight expense control, while capitalising on the significant earnings momentum generated in the second half of 2003.  The result has also been assisted by a relatively low bad debts charge despite continued asset growth. This has been a function of the positive resolution of some long outstanding corporate exposures and the favourable credit environment.

Cash earnings per share for the six months ended 31 March 2004 was 66.7 cents, up 11% on the prior corresponding period and economic profit was $763 million, up 14% on the prior corresponding period.  We have maintained our strong growth trajectory while undertaking key strategic initiatives and consistently delivering high returns on equity for our ordinary shareholders: cash earnings ROE at 20% for the six months ended 31 March 2004.

The Directors have determined to pay a fully franked interim dividend of 42 cents per ordinary share, an increase of 4 cents (11%) over the interim fully franked dividend last year and an increase of 2 cents (5%) over the final fully franked dividend last year.

This strong interim result has been achieved through a concerted effort by all business units in delivering superior customer service.  Effective execution of this strategy has produced the following business unit highlights:

•                  record result from our Australian retail banking franchise, BCB, driven by strong net interest income, through double digit growth in both assets and liabilities as well as improved margins earned on non-interest and low interest bearing deposits. In addition, BCB has benefited from the favourable credit environment with bad debt charges increasing in line with asset growth;

•                  improved contribution from our Institutional Bank assisted by a $45 million fall in bad debt charges reflecting the resolution of a number of existing large impairments and no additional impaired assets in the current half;

•                  a resumption of profit growth in our New Zealand business. Cash earnings (local currency) increased 4% driven by a 5% increase in operating income (local currency), including a 7% lift in non-interest income (local currency) and a 15% decrease in bad debt charges (local currency).  The New Zealand business is now on a new growth trajectory, confirmed by market share increases in recent months; and

•                  a 25% increase in cash earnings from BT Financial Group (Australia), driven by a 14% increase in income and a 10% increase in operating expenses.  With the integration of our wealth businesses approaching completion, BT Financial Group (Australia) is consistently delivering strong earnings growth, assisted by improved asset consultant ratings and improved equity performance.

(1).                            Cash earnings Return on Ordinary Equity (ROE) calculates the return delivered to ordinary shareholders including NZ Class shareholders.  It is calculated by dividing cash earnings by average ordinary equity adjusted for the average balance of accumulated amortised goodwill and the average interim dividend accrual net of the estimated dividend re-investment.

(2).                            Reported cash earnings adjusted for non-recurring significant items relating to profit on sale of AGC, changes in accounting policy, the write-down of certain offshore high yield securities and the establishment of a wealth management integration provision.

3.2          REVIEW OF EARNINGS

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	2,339	2,228	2,098	5	11
Non-interest income	1,539	1,565	1,439	(2)	7
Net operating income	3,878	3,793	3,537	2	10
Operating expenses	(1,925)	(1,906)	(1,857)	(1)	(4)
Goodwill amortisation	(84)	(85)	(78)	1	(8)
Underlying performance	1,869	1,802	1,602	4	17
Bad debts	(207)	(271)	(214)	24	3
Profit from ordinary activities before income tax	1,662	1,531	1,388	9	20
Tax expense	(431)	(395)	(333)	(9)	(29)
Net profit	1,231	1,136	1,055	8	17
Net profit attributable to outside equity interests	(6)	(4)	(4)	(50)	(50)
Net profit attributable to equity holders of WBC	1,225	1,132	1,051	8	17
Goodwill amortisation	84	85	78	1	(8)
Distributions on other equity instruments	(76)	(41)	(34)	(85)	(124)
Cash earnings	1,233	1,176	1,095	5	13

Operating income

Operating income of $3,878 million represents an increase of $341 million or 10% on the prior corresponding period, and $85 million or 2% on the prior period. Operating income growth was inflated by two items which do not represent income available to ordinary shareholders: policyholder tax recoveries and distributions on our preference capital being reported through equity. Adjusting for these items, operating income grew 8% on the prior corresponding period.

Operating income has continued to benefit from strong credit growth, positive Australian equity markets and rebounding global markets. Interest rates in both Australia and New Zealand have had a mixed impact on net interest income. Australian interest rates rose 50 basis points in late 2003, the first movement in official interest rates since June 2002. New Zealand interest rates fell by 75 basis points in mid-2003 and increased by 25 basis points in January 2004. The net impact was improved margins on non-interest bearing and low rate deposit products, partially offset by the lag in repricing our variable rate loan book. An increase in price-based competition has also placed pressure on margins.

Net interest income

Net interest income increased $241 million or 11% on the prior corresponding period and $111 million or 5% on the prior period as a result of strong asset growth and improved performance on deposit margins following increases in interest rates in both Australia and New Zealand during the six months ended 31 March 2004. Strong asset growth and improved deposit margins were partially offset by a decline in margins due to continuing competitive pressures and book composition.

Loan Growth

$bn	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03 - Mar 04	% Mov’t Mar 03 - Mar 04
Business Unit
BCB
Consumer (Australia)	92.1	85.9	78.5	7%	17%
Housing *	85.2	79.3	72.1	7%	18%
Personal (loans and cards)	6.9	6.6	6.4	5%	8%
Business (incl. equip. finance) (Australia)	33.3	31.2	28.3	7%	18%
Westpac Institutional Bank	22.6	22.2	22.4	2%	1%
New Zealand ($NZ)	26.7	24.5	23.1	9%	16%
BT Financial Group	1.7	1.6	1.5	6%	13%
Group
Net loans and acceptances	174.9	164.3	153.8	6%	14%
Risk weighted assets	149.0	142.9	137.8	4%	8%
Average interest earning assets	190.7	179.3	166.2	6%	15%

* Securitised loans deducted from total.

Interest spread fell 21 basis points on the prior corresponding period and 9 basis points on the prior year, to 2.07%. The decline in interest spread was primarily caused by:

•                  continued strong growth in mortgages, with the composition of our lending portfolio changing more towards lower margin products;

•                  the lag in repricing the variable interest loan book following official cash rate increases in Australia in late 2003; and

•                  loan growth funded by a higher proportion of wholesale funds. Average loans and other receivables increased 15% on the prior corresponding period while average deposits increased 11%.

Interest spread contraction was partially offset by improved returns on low-interest and non-interest bearing liabilities and equity following increases in official cash rates during the six months ended 31 March 2004. The combined effect of spread contraction and increases in interest rates produced a fall in interest margins of 9 basis points on the prior corresponding period.

Average interest earning assets grew 15% on the prior corresponding period and 6% on the prior period. Growth was attributable to continued strength in mortgage lending in both Australia and New Zealand, growth in credit cards including the Virgin Card and increased business finance lending.  The growth rate in mortgage lending began to slow over the prior period, consistent with industry trends.

Australia

Australia’s interest spread fell 25 basis points on the prior corresponding period to 1.99%. The decline in spread is exaggerated by the lag in repricing our variable rate loan book. Spread contraction was partially offset by improved returns on non-interest bearing deposits and equity following official rate increases late last year. Overall, Australia’s interest margin fell 11 basis points on the prior corresponding period to 2.46%.

New Zealand

New Zealand’s interest spread increased 4 basis points on the prior corresponding period to 2.52%, which is in line with the prior period. New Zealand’s interest spread has benefited from a lower cost of funds in relation to its wholesale funding as well as a small benefit from the realignment of pricing of interest earning assets and liabilities in the last six months. The increase in interest spread was offset by a 17 basis point fall in benefit of net non-interest bearing liabilities and equity. Overall, New Zealand’s interest margin fell 13 basis points over the prior corresponding period and decreased 1 basis point on the prior period.

Non-interest income

Non-interest income increased $100 million or 7% on the prior corresponding period. Excluding the impact of policyholders’ tax recoveries and grossing up the five months contribution from BTFM, non-interest income increased $48 million or 3% on the prior corresponding period.  While non-interest income has increased, the composition has changed compared to March 2003. In the first half of 2004, we experienced a material reduction in interchange income; however, this decline was offset by revenue from a fee repricing program which commenced in mid-2003.

The increase in non-interest income compared to the prior corresponding period is due to:

•                  $32 million increase in fees and commissions including the benefit from the realignment of our fee structures during 2003, partially offset by a $27 million reduction in credit card interchange income;

•                  $18 million increase in wealth management income benefiting from positive market conditions, favourable investment performance reflected in improved research house and asset consultant ratings and a good contribution from our life business, particularly our direct marketed risk products;

•                  $34 million contribution from policyholder tax recoveries: $15 million increase in income in the current period compared to a $26 million increase in the prior period and a $19 million reduction in income in the prior corresponding period; and

•                  $56 million increase in other income including improved distributions from a specialist fund and gains associated with hedging our New Zealand earnings.

These increases were partially offset by a $40 million decrease trading income including a $23 million decrease in Financial Markets revenue as a result of lower trading income and the translation impact of a stronger Australian dollar relative to the US dollar. Other fee-based revenue derived from our core products continued to grow with financing and transactional products both experiencing strong growth.

Non-interest income decreased $26 million on the previous half year. Excluding the impact of policyholders’ tax recoveries, non-interest income decreased $15 million or 1% on the previous half. The softer performance compared to the second half of last year was largely attributable to a decline in interchange fee revenue, a lag in the repricing of our credit card reward scheme and a marginally weaker Financial Markets performance. The impact of the reduction in interchange revenue on non-interest income is more apparent compared to the second half of 2003. The second half of 2003 included both full priced interchange income as well as the early benefits from the fee repricing program initiated in anticipation of the decline in interchange revenue. This program has continued to deliver benefits in the six months ended 31 March 2004 but has not completely offset the reduction in interchange revenue experienced in this half year.

The market value of our offshore high yield securities portfolio has strengthened in the current interest rate and credit environment. The remaining carrying value of this portfolio as at 31 March 2004 was US$97 million (US$110 million as at 30 September 2003), with changes arising from sales and maturities. Current period earnings do not include any revaluations associated with this portfolio.

Financial Markets Income

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Product
Foreign exchange	59	61	109	(3)	(46)
Interest rate	65	75	87	(13)	(25)
Other	72	73	49	(1)	47
Total financial markets product income	196	209	245	(6)	(20)
Income classification
Net interest income	20	31	46	(35)	(57)
Non-interest income	176	178	199	(1)	(12)
Trading income	135	125	153	8	(12)
Dividend income	14	21	15	(33)	(7)
Other non-interest income	27	32	31	(16)	(13)
Total financial markets product income	196	209	245	(6)	(20)

Operating expenses

Operating expenses increased $68 million or 4% on the prior corresponding period and 1% on the previous half.  Grossing up the five months contribution from BTFM in the prior corresponding period, expense growth was $53 million or 3%.  The increase in operating expenses is explained by:

•                  higher superannuation charges associated with our defined benefit funds (up $10 million on the prior corresponding period);

•                  higher costs associated with several compliance projects, including Financial Services Reform, tax consolidation, IFRS, Sarbanes-Oxley legislation in the US and Basel II;

•                  higher project expenses, including an $8 million increase in capitalised software amortisation, compared to the prior corresponding period;

•                  higher personnel expenses, including the Enterprise Development Agreement (EDA) increase in October 2003; and

•                  an additional one month’s expenses from BTFM ($15 million).

Operating expense growth was partially offset by the fall in the New Zealand dollar against the Australian dollar ($10 million benefit).

Analysis of movement in full-time equivalent (FTE) Staff
FTE as at 30 September 2003	26,780
Less: Reduction in temporary staff	(333)
Plus: Additional permanent staff	308
FTE as at 31 March 2004	26,755

Total FTE fell by 25 in the six months ended 31 March 2004, comprising a 308 increase in permanent FTE and a 333 reduction in temporary FTE.

The growth in permanent FTE has been caused by:

•                  a temporary duplication of call centre staff due to the timing of our call centre consolidation projects; and

•                  an increase in customer facing staff in New Zealand.

The increase in permanent FTE was partially offset by a reduction in IT staff following an internal restructure.

The decrease in the number of temporary staff was caused by a lower level of staff required for IT projects over the half, the ongoing benefit of BT Financial Group (Australia) synergies and a reduction in demand for temporary staff due to a restructure of some work practices.

In the half year to 31 March 2004, we have successfully managed our expense growth within acceptable levels while delivering strong revenue growth.  We expect current productivity initiatives to deliver further benefits in the future.

Bad debts

The charge for bad and doubtful debts decreased by $7 million or 3% on the prior corresponding period, and was down $64 million or 24% on the previous half year.

The lower charge was principally due to a reduction in the number of new stressed loans and lower dynamic provisioning factors following a review of our loss given default experience and the quality of security held in our business banking portfolios in Australia and New Zealand. The growth in the general provision reflects the growth in our loan book rather than any credit outlook concerns.

The lower dynamic provisioning charge was partially offset by higher specific provisions compared to the prior corresponding period, due to increased provisioning coverage on two existing impaired exposures.

A review of our credit quality is contained in Section 3.3.

Tax

Tax expense increased $98 million or 29% on the prior corresponding period reflecting higher profit from ordinary activities before tax and an apparent increase in our effective tax rate, up 190 basis points to 25.9%.

Adjusting for the reversal of policyholders’ tax recoveries and concessional tax rates associated with our life business, our effective tax rate only increased 30 basis points.

Tax Consolidation

During the half year ended 31 March 2004, Westpac Banking Corporation and its Australian wholly-owned entities entered into tax consolidation, effective from 1 October 2002. The Australian Taxation Office has been notified of this decision. Implementation of tax consolidation has not had a material effect on the Group’s financial position.

NZIRD Review

The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions as part of its audit of the 1999 and 2000 tax years. This is part of a broader NZIRD investigation and review of structured finance transactions in the New Zealand market (as referenced in our New Zealand General Disclosure Statement issued for the quarter ended 31 December 2003). No formal notices or amended assessments have been received in relation to these transactions.

Westpac is working cooperatively with the NZIRD and has voluntarily granted a six month waiver on the statutory time bar in relation to the 1999 tax year transactions to allow full consideration of these transactions and the related tax treatment.

Westpac sought a binding tax ruling on an initial transaction in 1999, which was granted by the NZIRD in early 2001 following extensive discussions. The principles underlying the transaction subject to the ruling have been adhered to in subsequent transactions.

Westpac is confident that the appropriate tax treatment has been applied to these transactions and that the NZIRD review should not ultimately result in a material adverse outcome.

3.3          CREDIT QUALITY

Balancing risk and reward is central to our business. Strong economic activity in the Australian and New Zealand markets has led to our asset quality improving.

•                  Stressed loans to total commitments declined 19 basis points from 31 March 2003 and 14 basis points from 30 September 2003 to 0.86%.

•                  At 31 March 2004 only one impaired exposure was greater than $50 million, accounting for 22% of total impaired assets. A further 13 impaired exposures were less than $50 million, but greater than $5 million. Specific coverage of impaired assets is 36% (down from 42% at 31 March 2003 and up from 26% at 30 September 2003). The increase from 30 September 2003 was driven by increased provisioning on two existing impaired exposures. Our recent specific provisioning coverage is appropriate for the underlying risks.

•                  The proportion of mortgage loans accruing but 90 days past due compared to mortgage outstandings has increased 2 basis points from 31 March 2003 and 3 basis points from 30 September 2003 to 0.18%.

•                  Growth in our business lending portfolio has been achieved without compromising asset quality. The proportion of Australian business products 90 days past due at 0.57% continues to be near record low levels. This has been achieved through writing high quality new business, close monitoring of existing outstandings, the effective workout of impaired facilities and the favourable economic environment.

•                  Other consumer loans 90 days past due (including credit card and personal loan products) at 1.11% have increased 1 basis point from 31 March 2003 and 9 basis points from 30 September 2003.

•                  General provisions as a percentage of non-housing performing loans were 1.66%, 6 basis points lower than 31 March 2003 and 30 September 2003. This reflects continuing reductions in the levels of stressed loans.

(1).                            Non-housing performing loans have been determined on a product basis, rather than on a loan purpose basis.

3.4          CAPITAL AND DIVIDENDS

Capital

As at 31 March 2004 the Tier 1 capital ratio to Risk Weighted Assets (RWA) was 7.2% and the Adjusted Common Equity to RWA ratio (ACE/RWA) was 5.1%.  These are above our capital target ranges of:

•                  Tier 1/RWA in the range 6.0 - 6.75%; and

•                  ACE/RWA in the range 4.5 - 5.0%.

RWA growth has been strong; increasing $6.0 billion (4%) during the six months to 31 March 2004.  This represents an 8% increase on the prior corresponding period.

ACE ratio

During the twelve months ended 31 March 2004, the ACE/RWA ratio increased to 5.1% from 4.8%, representing an increase in surplus capital (over the midpoint of our target range (4.75%)) of $429 million.

Organic capital generation during the six months ended 31 March 2004 was consistent with the prior period with cash earnings net of dividends contributing 31 basis points to the ACE ratio; however, overall growth in the ACE ratio was lower due to lower Dividend Reinvestment Plan (DRP) participation and higher levels of capital usage.

Capital usage by the banking business was strong with growth in RWA reducing the ACE ratio by 21 basis points (17 basis points reduction in the prior period).

The level of capital employed in non-banking subsidiaries increased this period mainly due to growth in the life insurance business, reducing the ACE ratio by 9 basis points (9 basis points increase in the prior period due to a return of surplus capital).  A reduction in the level of Specialised Capital Group (SCG) investments has increased the ACE ratio by 2 basis points (6 basis points reduction in the prior period).

Two volatile components of the ACE ratio curtailed surplus capital generation during the half: the Foreign Currency Translation Reserve (FCTR) reduced as a result of a strengthening A$/US$ and the net deferred tax asset balance increased.  Together, these two items reduced the ACE ratio by 15 basis points (12 basis points reduction prior period).

Hybrid Equity

On 5 April 2004, Tier 1 capital increased through the issue of the US$525 million trust preferred securities (2004 TPS) hybrid instrument.

Foreign exchange risk arising from our foreign currency hybrid instruments has previously been offset by maintaining the equivalent value of assets in offshore branches.  This structure has the effect of creating volatility in capital ratios as the assets were translated through the FCTR, while the US$ hybrid instruments are recorded at historic values.

(1).                            “Other” includes capital employed by non-banking subsidiaries, SCG investments and movements in the FCTR and deferred tax balances.

We are not holding additional branch assets to offset the 2004 TPS. At the time the US$ 2004 TPS hybrid instruments were issued, the proceeds were swapped into New Zealand dollars. As we have chosen not to hold the equivalent value in offshore branch assets, the revaluation of this currency swap (but not the hybrid instruments) will cause reported earnings volatility.  This earnings volatility is a non-cash item and will be excluded from cash earnings when presenting our financial performance in the future. This issue will exist only until the adoption of IFRS on 1 October 2005 when the 2004 TPS instrument is expected to be reclassified as a liability and the matching swap accorded hedge treatment.

The US$322.5 million TOPrS hybrid equity issued in 1999 have their first call date on 16 July 2004.  It is our intention to redeem these securities at this time.

Following the issue of the 2004 TPS and the redemption of the TOPrS hybrid issue, Westpac will have approximately $2.95 billion of hybrid equity on issue.  This is at the maximum level that the Australian Prudential Regulation Authority (APRA) allows for qualifying Tier 1 capital purposes.

Off-market structured buy-back

On 6 May 2004 we announced an off-market buy-back of approximately $500 million of ordinary shares as a mechanism to return surplus capital to shareholders. Eligible shareholders will be able to tender their Westpac ordinary shares within a pre-determined tender range. The buy-back tender period is due to close on Friday 18 June 2004. Westpac retains the discretion to determine the final number of shares to be bought back.

We also announced an on-market buy-back of an equivalent proportion of our NZ Class shares (approximately 1 million shares) on 6 May 2004 to be conducted over a period of up to six months.

Dividends

We continue our policy of increasing dividends in line with sustainable growth in cash earnings and franking capacity.  The Directors have determined to pay a fully franked interim dividend of 42 cents per share.  This represents an increase of 4 cents (11%) over the prior corresponding period and remains in line with cash earnings per share growth of 11%.

Our dividend payout ratio of 63% of cash earnings for the six months ended 31 March 2004 is also in line with the prior corresponding period.

Our ability to continue to fully frank dividends remains strong, with our adjusted franking account balance at $692 million as at 31 March 2004 after allowing for the interim dividend (30 September: $612 million, 31 March 2003: $408 million).

3.5          CORPORATE GOVERNANCE AND RESPONSIBILITY

Sustainability Initiatives

In conjunction with strong financial results, we have continued to enhance the sustainability of our business practices across the financial, social and environmental dimensions. We have focused on embedding further sustainability practices within Westpac in support of Westpac’s service-profit chain business model.

The assessment of global and local developments in best practice corporate governance was adapted to ensure we remain at the forefront in protecting stakeholder interests. Westpac’s corporate governance practices, as set out in the 2003 Concise Annual Report, have been widely acknowledged as a best practice benchmark.

In the half, engagement with stakeholders was enhanced through the establishment of the Community Consultative Council, chaired by the CEO. The Council brings together the leaders of Westpac’s key external stakeholders to provide feedback on Westpac’s policies and strategic direction and to explore how best to collaborate in addressing key sustainability issues. The Internal Sustainability Council has also brought together key decision-makers across Westpac’s businesses to accelerate the sustainability agenda.

To ensure Westpac remains at best practice, involvement with key global intermediaries has been strengthened including the Global Compact, the World Business Council for Sustainable Development, the United Nations sponsored Global Reporting Initiative, and the United Nations Environment Programme Finance Initiatives (UNEP-FI).  This has involved participation in collaborative studies, international benchmarking of performance, extensive outreach activities, and the promotion of sustainable business practices in industry and other forums.

Significant progress was made during the first half in assessing the social ethical and environmental performance of our suppliers. As a services business, much of our impact on society resides within our supply chain. The majority of Westpac’s current top 100 suppliers, accounting for approximately 80% of procurement spend, have now been assessed against comprehensive performance criteria. All new suppliers are also assessed against the same criteria, with assessment results significantly weighted within the procurement decision.

Throughout the half, we also continued to build on our employment brand by enhancing workplace conditions and environment for all staff. This has included workplace diversity initiatives targeting working mothers and mature-aged workers, as well as childcare and other initiatives.

External Governance and Responsibility Assessment

Our progress in embedding good corporate governance and sustainability practices is continually being tested through independent external assessments.

The following summarises our latest/current sustainability and governance ratings:

•                  the Dow Jones Sustainability Index 2003-2004: number one rating for banks globally for the second year in a row;

•                  Governance Metrics International Global Corporate Governance Ratings 2004: one of only 22 companies and the only Australian company and only bank globally to receive a top score of 10.0, ranked against some 2,100 rated companies globally;

•                  RepuTex Social Responsibility Ratings 2003: number one company overall and the only company to receive a AAA rating, ranked against Australia’s top 100 companies;

•                  Corp Rate 2003: Westpac was top rated for corporate responsibility amongst the ASX top 50 companies in this joint assessment by The Australian Consumers’ Association, Oxfam Community Aid Abroad and the Australian Conservation Foundation;

•                  ASX Corporate Governance Council: commended for outstanding effort in reporting against the new corporate governance principles;

•                  Corporate Monitor, reported in Ethical Investor magazine: the top rated large company; and

•                  Storebrand Investments: Rated best in class for social and environmental performance and number one of 94 global banks rated.

4. BUSINESS UNIT PERFORMANCE	Interim Profit Announcement 2004

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure. Consequently these results cannot be compared to results for individual legal entities.

Where the management reporting structure or accounting classification has changed, comparatives have been restated and may differ from results previously reported.

An internal transfer pricing framework attributes value between business units. Its primary attributes are:

•                  product groups pay the distribution areas an arm’s length fee based on external market benchmarks;

•                  product balances are fully transfer priced at interbank rates according to the tenor of the underlying transactions;

•                  all overhead costs are applied to revenue generating businesses; and

•                  capital is allocated to business groups using designated risk factors.

Cash earnings

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04

Business and Consumer Banking	652	619	546	5	19
Westpac Institutional Bank	225	181	203	24	11
New Zealand(1)	192	169	173	14	11
BT Financial Group (Australia)(2)	96	92	77	4	25
Other	68	115	96	(41)	(29)
Total Group cash earnings	1,233	1,176	1,095	5	13

Wealth management
Australia	96	92	77	4	25
New Zealand	15	13	11	15	36
Total wealth management	111	105	88	6	26

Total banking cash earnings	1,122	1,071	1,007	5	11

Expense to income ratio (%)				bps Mov’t	bps Mov’t

Business and Consumer Banking	52.3%	53.9%	55.2%	160bps	290bps
Westpac Institutional Bank	42.4%	42.4%	41.8%	0bps	-60bps
New Zealand	48.9%	51.0%	47.4%	210bps	-150bps
BT Financial Group (Australia)	60.4%	61.5%	62.6%	110bps	220bps
Total Group ratio	49.6%	50.3%	52.5%	70bps	290bps

Wealth management ratio(3)
Funds Management	66.5%	68.5%	69.5%	200bps	300bps
Life Insurance	32.4%	32.8%	26.4%	40bps	-600bps
Total wealth management ratio	58.5%	60.2%	61.2%	170bps	270bps

Total banking ratio	48.7%	49.3%	51.7%	60bps	300bps

(1).                            New Zealand represents our New Zealand retail banking operations and New Zealand’s wealth management businesses, including: Westpac Investment Management, our New Zealand Life business and BT New Zealand.

(2).                            BT Financial Group (Australia) represents our Australian wealth management business and incorporates our legacy Westpac Financial Services (WFS) and Westpac Life businesses, as well as Rothschild Australia Asset Management (RAAM) and BT Funds Management (BTFM).

(3).                            Includes our New Zealand and Australian wealth management businesses.

4.1          BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for sales, servicing and product development for all consumer, small to medium-sized businesses and wealth customers within Australia. Core business activities are conducted through a nationwide network of branches, call centres, ATMs, internet banking services and mobile sales forces. BCB’s front line staff are responsible for the delivery of sales and service related functions on a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth products.

4.1.1                     Total BCB

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	1,670	1,582	1,461	6	14
Non-interest income	643	697	611	(8)	5
Operating income	2,313	2,279	2,072	1	12
Operating expenses	(1,210)	(1,228)	(1,143)	1	(6)
Core earnings	1,103	1,051	929	5	19
Bad debts	(171)	(174)	(147)	2	(16)
Operating profit before tax	932	877	782	6	19
Tax and outside equity interests	(280)	(258)	(236)	(9)	(19)
Cash earnings	652	619	546	5	19
Goodwill amortisation	(29)	(29)	(29)	-	-
Profit on operations	623	590	517	6	21

Economic profit	514	487	406	6	27
Expense to income ratio	52.3%	53.9%	55.2%	160bps	290bps

	$bn	$bn	$bn
Deposits	72.8	69.5	65.2	5	12
Net loans and acceptances	128.8	120.8	111.1	7	16
Total assets	131.4	123.3	113.5	7	16

Financial Performance

First Half 04 – First Half 03

BCB contributed cash earnings of $652 million, an increase of $106 million or 19% on the prior corresponding period.

Net interest income was up $209 million or 14%.  Significant drivers of net interest income growth included:

•                  strong growth across all key loan and deposit portfolios.  On a spot basis, mortgage outstandings grew 18%, cards 17%, business finance and working capital lending 18% and deposits 12%; and

•                  an increase in margins earned on non-interest bearing and low rate retail deposits as a result of the official cash rate increases in November and December 2003.  This increase has been partially offset by the lag in repricing the variable rate loan book in response to the interest rate changes.

Non-interest income increased $32 million or 5%. The material reduction in interchange income since the implementation of the Reserve Bank of Australia (RBA) credit card reforms in November 2003 will, in time, be largely mitigated by increased fee revenue from other retail products, mainly due to a fee repricing program implemented in mid-2003. This program was initiated in anticipation of the decline in interchange income but some elements were not finalised until late in the current reporting period.  Non-interest income also benefited from stronger wealth commissions, due to the improvement in equity markets since March 2003.

While operating expenses increased $67 million or 6% on the prior corresponding period, the expense to income ratio has improved to 52.3% (55.2% at 31 March 2003).  Operating expense growth includes strategic investment spend on BCB’s customer relationship capabilities, implementing a common technology platform across the business and streamlining various origination processes.

The bad debts charge increased $24 million or 16% on the prior corresponding period due to increased dynamic provisioning to cover continued strong portfolio growth.

First Half 04 – Second Half 03

Cash earnings increased $33 million or 5% on the previous half.

The strong revenue momentum in the second half of 2003 continued into the current year with operating income benefiting from continued balance sheet growth and favourable deposit margins. However, non-interest income fell compared to the prior period as the benefits of the credit card fee repricing program commenced in mid-2003 were unable to offset the reduction in interchange income this half. This shortfall in non-interest income is expected to reverse in the second half of 2004 as the benefits of the repricing program are fully realised.

Expenses are lower than the prior period due to restructuring costs and higher investment spend in the second half of 2003.

Bad debt charges are lower than the prior period due to seasonally higher loan activity in the second half of the year.

4.1.2       Consumer Distribution

The Consumer Distribution segment comprises customers that have a personal relationship with BCB through a range of products including home lending, credit cards, transaction and deposit accounts, personal lending, general insurance and wealth. Sales & servicing activities occur through the nationwide service network, home loan sales force and wealth distribution sales force. The bad debts charge for consumer customers is recognised in the consumer product division.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	(27)	(21)	(15)	(29)	(80)
Non-interest income	655	616	601	6	9
Operating income	628	595	586	6	7
Operating expenses	(396)	(396)	(379)	—	(4)
Core earnings	232	199	207	17	12
Bad debts	—	—	—	—	—
Operating profit before tax	232	199	207	17	12
Tax and outside equity interests	(70)	(57)	(63)	(23)	(11)
Cash earnings	162	142	144	14	13
Goodwill amortisation	(8)	(8)	(8)	—	—
Profit on operations	154	134	136	15	13

Expense to income ratio	63.1%	66.6%	64.7%	350bps	160bps

	$bn	$bn	$bn
Assets	0.5	0.4	0.5	25	—

Financial Performance

First Half 04 - First Half 03

Consumer Distribution contributed $162 million cash earnings, an increase of $18 million or 13% on the prior corresponding period.

Operating income increased $42 million or 7% with continued growth in retail lending and deposits supported by renewed growth in wealth sales. Significant components of this result included:

•                  growth in new mortgage lending (up 3.2%);

•                  an increase in wealth commissions (up 3.3%); and

•                  an increase in retail deposits (up 11%).

Operating expenses increased $17 million or 4% after providing for ongoing investment in a number of key strategic projects covering distribution capability and on-line service, including straight through processing and credit checks.

First Half 04 - Second Half 03

Cash earnings increased on the prior period $20 million or 14%.

Operating income increased $33 million or 6%, driven by the same factors highlighted above.

Operating expenses were flat relative to the prior period, despite a 4% EDA personnel expense and sustained levels of strategic investment spend; the benefits from previous expense initiatives offset other inflationary increases.

4.1.3       Consumer Products

Consumer Products comprises home lending, credit cards, transaction and deposit accounts, personal loans, and general insurance. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income. Accordingly, Consumer Products non-interest income numbers are net negative. The bad debts charge for consumer customers is recognised in this division.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	1,142	1,080	998	6	14
Non-interest income	(534)	(415)	(456)	(29)	(17)
Operating income	608	665	542	(9)	12
Operating expenses	(226)	(226)	(206)	—	(10)
Core earnings	382	439	336	(13)	14
Bad debts	(153)	(119)	(104)	(29)	(47)
Operating profit before tax	229	320	232	(28)	(1)
Tax and outside equity interests	(68)	(97)	(70)	30	3
Cash earnings	161	223	162	(28)	(1)
Goodwill amortisation	(9)	(9)	(9)	—	—
Profit on operations	152	214	153	(29)	(1)

Expense to income ratio	37.2%	34.0%	38.0%	-320bps	80bps

	$bn	$bn	$bn
Deposits	49.0	46.8	44.1	5	11
Net loans and acceptances	95.0	89.0	82.4	7	15
Total assets	95.8	89.7	83.1	7	15

Financial Performance

First Half 04 - First Half 03

Consumer Products contributed $161 million in cash earnings, a decrease of $1 million or 1% on the prior corresponding period.

Operating income increased $66 million or 12%. Significant drivers of this result included:

•                  home loan outstandings increased $13 billion or 18%, retail deposit outstandings up $4.7 billion or 11%, and card outstandings up $0.7 billion or 17%;

•                  spread on our retail deposits has recovered by 14 basis points following recent official rate increases; however, this was partially offset by spread compression in mortgages (4 basis points); and

•                  the material reduction in interchange income since the November 2003 implementation of the RBA credit card reforms and the delay in repricing of reward points on our Altitude cards product affected the result for the half.

Operating expenses increased $20 million or 10% due to increased strategic investment spend in debt origination systems, customer management systems and outsourcing card processing to a new platform.

The bad debts charge increased $49 million or 47% as a result of additional dynamic provisioning in line with growth in loan outstandings, the largest contributor being growth in card outstandings.

First Half 04 - Second Half 03

Cash earnings decreased by $62 million or 28% over the prior period.

Operating income decreased by $57 million or 9%. This was principally driven by the material reduction in interchange income since the implementation of the RBA credit card reforms in November 2003.

Operating expenses have remained flat over the prior period.

The bad debts charge increased $34 million or 29% as a result of additional dynamic provisioning driven by growth in loan outstandings, with the largest contributor being the growth in card outstandings.

4.1.4       Consumer Customers Key Business Drivers

(1).                            Household credit includes margin lending.

(2).                            Retail deposits at 31 March 2004 comprise 47% consumer deposits, 53% business deposits.

Business Developments

•                  Home lending has continued to be the key source of growth in consumer lending. Annualised portfolio growth in home lending was 15% for the first half of 2004 versus 19% in the prior corresponding period. The fall in loan growth on the prior period results from an 18% fall in new lending, and is consistent with below market share growth over the period and our strategy to limit exposure to investment property lending.  Mortgage churn(1) has remained constant on the prior period at 15% of loans.

•                  Consistent with our housing strategy, we have focused on strengthening relationships with customers beyond traditional mortgage products through Equity Access Loans (EALs), which have grown significantly faster than housing system credit. Our EALs are growing as a source of finance for home and personal purposes. Our EAL portfolio grew $1.4 billion or 15% on the prior period, and $3.6 billion or 48% on the prior corresponding period.

•                  Credit card outstandings have increased $744 million or 17% compared with the prior period. At the end of March, total outstandings had grown to $5 billion. The predominant driver of growth has been the Virgin Credit Card.

•                  Term Deposits have driven growth in the Consumer Deposit portfolio, increasing $2.9 billion or 16% over the prior period, representing 63% of total deposit growth. Growth in term deposits resulted from premium in term deposit rates over cash rates.

•                  Mortgage spread has reduced 4 basis points on the prior period due to a higher proportion of fixed rate mortgages, continued competition for new loans driving new lending margins below overall portfolio margins and the lag in repricing the variable rate loan book in response to RBA rate changes.

•                  Deposit margins increased 10 basis points on the prior period as a result of recent RBA rate increases.

•                  Other lending margins have fallen as a result of a lower proportion of customers paying interest on cards outstandings and the Virgin Introductory Rate on the portfolio margin.

•                  Since September 2002, we have lifted consumer customer satisfaction 4.3 percentage points. These results show that our Ask Once service initiatives and more flexible branch hours are continuing to deliver positive and tangible improvements for our customers.

•                  The credit environment has remained favourable. While there was a small increase in 90 day delinquencies over the half year, this is principally due to the impact of seasonal factors in unsecured personal lending.

(1).                            Mortgage churn percentage compares the total of above schedule mortgage repayments (net of redraws) and refinanced loan closure amounts to the total mortgage portfolio.

4.1.5       Business Distribution

The Business Distribution segment comprises our small to medium-sized business customers. Sales & servicing of these customers occurs though our middle market and small business sales force and service centres. Products include business lending, deposit and transaction accounts and working capital activities. The bad debts charge for business customers is recognised in this division.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	46	38	34	21	35
Non-interest income	785	741	691	6	14
Operating income	831	779	725	7	15
Operating expenses	(443)	(465)	(420)	5	(5)
Core earnings	388	314	305	24	27
Bad debts	(18)	(55)	(43)	67	58
Operating profit before tax	370	259	262	43	41
Tax and outside equity interests	(111)	(74)	(79)	(50)	(41)
Cash earnings	259	185	183	40	42
Goodwill amortisation	(11)	(11)	(11)	—	—
Profit on operations	248	174	172	43	44

Expense to income ratio	53.3%	59.7%	57.9%	640bps	460bps

	$bn	$bn	$bn
Assets	0.8	0.9	0.9	(11)	(11)

Financial Performance

First Half 04 - First Half 03

Business Distribution contributed $259 million cash earnings, an increase of $76 million or 42% on the prior corresponding period.

Operating income increased $106 million or 15%. This result was driven by strong growth in the principal lending and deposit portfolios, in particular:

•                  the equipment finance portfolio increased $2.2 billion or 61% to $5.8 billion; and

•                  the business finance portfolio grew $2.8 billion or 11%.

Operating expenses increased $23 million or 5% on the prior corresponding period after further investment pursuing strategic objectives in the SME sector. Projects undertaken continued to target operational capability to better access customer markets including additional business banking managers and further piloting of our Customer Relationship Management (CRM) tools.

The bad debts charge decreased $25 million primarily due to a revision of dynamic provisioning credit factors resulting from an improved bad debt experience across the business portfolio.

First Half 04 - Second Half 03

Cash earnings increased $74 million or 40% on the prior period.

Operating income increased $52 million or 7% due to the factors highlighted above. The equipment finance portfolio increased $0.9 billion on the prior period.

Operating expenses were lower than the prior period by $22 million or 5%, primarily due to one-off restructuring costs and higher project investment spend in the second half of 2003.

Bad debt charges were lower than the prior period by $37 million for reasons highlighted above.

4.1.6       Business Products

Business Products includes business lending, deposit and transaction accounts, and working capital activities. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income. This explains why non-interest income numbers are negative. The bad debts charge for business customers is recognised in the business distribution business.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	509	485	444	5	15
Non-interest income	(263)	(245)	(225)	(7)	(17)
Operating income	246	240	219	3	12
Operating expenses	(145)	(141)	(138)	(3)	(5)
Core earnings	101	99	81	2	25
Bad debts	—	—	—	—	—
Operating profit before tax	101	99	81	2	25
Tax and outside equity interests	(31)	(30)	(24)	(3)	(29)
Cash earnings	70	69	57	1	23
Goodwill amortisation	(1)	(1)	(1)	—	—
Profit on operations	69	68	56	1	23

Expense to income ratio	58.9%	58.8%	63.0%	-10bps	410bps

	$bn	$bn	$bn
Deposits	23.8	22.7	21.1	5	13
Net loans and acceptances	33.8	31.8	28.7	6	18
Total assets	34.3	32.3	29.1	6	18

Financial Performance

First Half 04 - First Half 03

Business Products contributed $70 million cash earnings for the half, an increase of $13 million or 23% on the prior corresponding period.

Operating income increased $27 million or 12%. Significant drivers of this result included:

•                  strong growth in business lending. The equipment finance portfolio increased $2.2 billion or 61%, term lending and commercial bill outstandings grew $2.7 billion or 12%; and

•                  strong growth in our merchant acquiring business through both increased spend and an increased number of merchant terminals.

Operating expenses increased $7 million or 5%, predominantly due to strategic investment spend in debt origination systems and customer management systems.

First Half 04 - Second Half 03

Cash earnings increased 1% on the prior period.

Operating income increased $6 million or 3%, predominantly due to continued strong growth in the business lending portfolio and the rebuild of the equipment finance portfolio. Operating income growth was adversely impacted by the seasonal nature of business lending.

Operating expenses increased $4 million or 3% predominantly due to strategic investment spend in debt origination systems and customer management systems.

4.1.7       Business Customers Key Business Drivers

(1).                            Comprises term lending, bills, business overdrafts and equipment finance.

(2).                            Business deposits include both working capital and business transaction and savings accounts.

Business Developments

•                  Business lending growth has continued to be strong, albeit at a lower level than in recent periods as a result of the completion of the equipment finance book rebuild phase. Equipment finance grew by $0.9 billion on the prior period, and $2.2 billion on the prior corresponding period.

•                  It remains our strategy to target the SME and Middle Market segments through strategic investments in customer management, improved lending processes and training our front line sales force to meet business customer needs.

•                  The increase in business deposits over the prior period has been driven by growth in the corporate deposit book.

•                  Business lending interest spread has reduced by 4 basis points on the prior period as a result of continued competition for new loans driving new lending margins below overall portfolio margins and the lag in repricing the variable rate loan book in response to RBA rate increases.

•                  Deposit margins have remained relatively flat compared with the prior period.

•                  Since September 2002, we have lifted customer satisfaction by 6 percentage points for SME customers and 8 percentage points for Priority & Middle Markets customers. These results reflect improvements to the customer experience delivered by projects targeting customer relationship management and the rollout of specialist business services into our Branch network.

•                  Asset quality remains high with minimal change in the level of impaired assets to total committed exposure, which was 0.26% as at 31 March 2004.

4.2          WESTPAC INSTITUTIONAL BANK

The Institutional Bank meets the financial needs of corporations and institutions either based in, or with interests in Australia and New Zealand. It provides certain services to middle market business banking customers in those markets.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income (1)	227	183	209	24	9
Non-interest income	334	378	351	(12)	(5)
Operating income	561	561	560	—	—
Operating expenses	(238)	(238)	(234)	—	(2)
Core earnings	323	323	326	—	(1)
Bad debts	2	(64)	(43)	103	105
Operating profit before tax	325	259	283	25	15
Tax and outside equity interests (1)	(100)	(78)	(80)	(28)	(25)
Cash earnings	225	181	203	24	11
Goodwill amortisation	(1)	(1)	(1)	—	—
Profit on operations	224	180	202	24	11

Economic profit	128	91	126	41	2
Expense to income ratio	42.4%	42.4%	41.8%	0bps	-60bps

	$bn	$bn	$bn
Deposits	12.3	10.9	11.7	13	5
Net loans and acceptances	22.6	22.2	22.4	2	1
Total assets	49.8	52.2	50.2	(5)	(1)

Financial Performance

First Half 04 – First Half 03

The Institutional Bank experienced improved first half performance with cash earnings increasing 11% or $22 million on the prior corresponding period.  The higher result was driven predominantly by a $45 million turnaround in bad debt charges resulting from modest asset growth, increased recoveries and no new impaired assets emerging.  The bad debt outcome was also assisted by an overall improvement in the quality of the portfolio, with exposures to counterparties graded higher than AA- increasing and exposures to counterparties rated below BBB+ decreasing.

Financial Markets earnings were $49 million lower (20%) than the prior corresponding period and $13 million lower than the prior period.  This was due to reduced trading income and the translation impact of the weaker US dollar. While Financial Markets performance was weaker, earnings were within the normal volatility expected within this business.  Nevertheless, we have implemented a number of initiatives to improve performance from this business.

Offsetting Financial Markets performance was particularly strong results from our Financing business and the Specialised Capital Group.

Operating expense growth was contained to 2%, consistent with the flat operating income performance.

Economic profit grew 2% with higher capital allocation offsetting improved cash earnings.

First Half 04 – Second Half 03

Cash earnings increased 24% over the prior half, due mainly to lower bad debt charges. Earnings were flat overall, resulting from a decline in Financial Markets earnings offsetting growth from other businesses.

Economic profit grew $37 million or 41% as a result of cash earnings growth and increased benefits from franking credits.

(1).                            Includes tax equivalent gross up of $143 million in the six months to 31 March 2004 ($103 million 1H03, $108 million 2H03) relating to a tax benefit on financing transactions and franking credit benefits. We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis. The average balance sheet, net interest spread and net interest margin include the tax equivalent gross up in relation to financing transactions only ($106 million 1H04, $98 million 1H03, $99 million 2H03).

Key Business Drivers

Business Developments

•                  Revenue across most products improved on the prior corresponding period including a 20% increase in Financing and a 99% growth in Specialised Capital Group income.  The increased contribution from Financing reflects a 6 basis point increase in margins and strong fee income growth.

•                  The Specialised Capital Group includes our 51% investment in Hastings Funds Management and our own infrastructure activities. This business is beginning to reach critical mass and with a good flow of transactions is generating positive revenue momentum.

•                  Lower Financial Markets income has prompted a range of initiatives to improve performance including:

•                  centralising our Asian operations into Singapore;

•                  narrowing our coverage of interbank markets, exiting those not justified by customer demand, market liquidity, or where we do not have a sustainable competitive advantage; and

•                  a number of operational changes.

•                  Credit quality remained sound with impaired assets reducing 7% to $387 million on the prior period. This improvement has been facilitated by repayments, write-offs, foreign exchange movements and no major new impaired assets emerging in the half. Several long-standing problem exposures are also progressing towards resolution.

(1).                            FM Other comprises energy, other international and commodities income.

Significant transactions

Institutional Banking is well positioned for continued solid growth to achieve its strategy to become the lead Australian bank within wholesale markets. Notable transactions during the half included:

•                  The Ten Group - lead arranger of a $700 million syndicated debt facility;

•                  Codan Limited - joint underwriter and arranger of the $30 million Initial Public Offering;

•                  Foodland Associated Ltd Property Trust - underwriter and arranger of an issue of $82 million of units; and

•                  John Fairfax Holdings Ltd - lead arranger with Banc of America for US$230 million private debt placement.

Market position achievements

Westpac’s strategy to better understand and service corporate and institutional customers has been recognised with a number of external surveys and awards over the last six months, including:

•                  No. 1 Share of Australian FX Market (Peter Lee Associates/Greenwich);

•                  Best Trade Finance Bank 2004 - Australia (Global Finance);

•                  Bank of the Year 2004 - New Zealand (INFINZ);

•                  No. 1 Greenwich Quality Index for Large Corporate Banking, Debt Capital Markets & Transactional Banking - New Zealand (Greenwich);

•                  Best Australian Cash Management House US$100 million - US$500 million (AsiaMoney);

•                  No. 1 Australian Syndicated Loans (Thomson Financial); and

•                  No. 1 Lead Arranger, No. 1 Syndicate Member of Project Finance Deals (Insto).

4.3          NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. New Zealand includes: Westpac Investment Management; New Zealand Life Company; and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in Australian dollars (A$) converted at the average A$/NZ$ hedge exchange rate for the year (1.1115 for 2004 and 1.1975 for 2003). This hedge rate is not the same as the average rate which prevailed for the period. Local currency movements have also been noted.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04	$NZ % Mov’t Sept 03- Mar 04	$NZ % Mov’t Mar 03- Mar 04
Net interest income	391	353	348	11	12	3	4
Non-interest income	200	178	175	12	14	5	7
Operating income	591	531	523	11	13	3	5
Operating expenses	(289)	(271)	(248)	(7)	(17)	1	(8)
Core earnings	302	260	275	16	10	8	2
Bad debts	(20)	(23)	(22)	13	9	21	15
Operating profit before tax	282	237	253	19	11	11	4
Tax and outside equity interests	(90)	(68)	(80)	(32)	(13)	(27)	(2)
Cash earnings	192	169	173	14	11	5	4
Goodwill amortisation	(21)	(19)	(20)	(11)	(5)	—	(4)
Profit on operations	171	150	153	14	12	6	4

Economic profit	95	80	87	19	9	9	3
Expense to income ratio	48.9%	51.0%	47.4%	210bps	-150bps	210bps	-150bps

	$bn	$bn	$bn
Deposits	15.8	15.1	15.2	5	4	5	9
Net loans	23.4	21.4	21.2	9	10	9	16
Total assets	24.4	22.5	22.3	8	9	9	14
Funds under management	3.0	2.9	2.7	3	11	—	13

Financial Performance ($NZ)

First Half 04 – First Half 03

New Zealand cash earnings increased 4% on the prior corresponding period, driven by growth in operating income.

Operating income increased 5%, with net interest income up 4% due to housing lending growth and strong growth in business lending and deposits.  Housing outstandings continued to grow as we increased our market share in a strong market. Income growth resulted from a focus on the effectiveness of the sales force and building customer service capabilities through training, technology and new branches. Strong volume growth has been partially offset by lower margins across the lending and deposit portfolios.

Non-interest income increased 7% due to greater focus on fee collection and market pricing alignment.

Operating expenses increased 8% due to increased specialisation of our workforce, ongoing costs relating to the business review undertaken in 2003 and the relocation of corporate functions and customer facing staff to Auckland.

Bad debt charges fell 15%, reflecting the continuing high quality of new business and closer management of existing exposures.

First Half 04 – Second Half 03

Cash earnings increased 5% from stronger operating income. This is largely due to continued lending and deposit growth, as evidenced by New Zealand’s increased share of housing market growth, partially offset by reduced margins.

Expenses decreased 1% despite higher personnel costs from increased workforce specialisation, predominantly due to one-off costs incurred in the second half of last year relating to the rebranding from WestpacTrust to Westpac.

Bad debt charges have reduced 21% on the prior six months as a result of decreased write-offs, an improvement in the quality of lending growth, and better exposure management.

Key Business Drivers

Business Developments

•                  The key focus of the first half has been to leverage off strength in housing lending and to build on the investments made in 2003. Personnel changes were made in key markets to pursue growth opportunities and the Westpac brand was implemented, tailored to local markets.

•                  Increasing the effectiveness of the Auckland sales force, including boosting the number of mobile managers and specialists in wealth products, continued throughout the period. This was complemented by programs focused on customer service, including improved complaints resolution procedures and a new system for delivering real-time customer feedback on service quality in branches. Branch opening hours were extended to suit customer requirements.  These initiatives are expected to improve customer satisfaction levels following a slight decline in the main bank satisfaction (excellent/very good) measure.

•                  Share of housing growth has risen, up from 18% in the prior corresponding period to 23%. An effective nationwide sales force and concentration on sustainable growth has contributed to this improvement. Our status as a preferred mortgage supplier has also improved, up from 11% (prior corresponding period) to 15%.

•                  Ongoing decreases in delinquency rates again reflect improved collection efficiencies and the current strength in the New Zealand economy during the period.

4.4          BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group (Australia) represents our Australian wealth management business incorporating our legacy Westpac Financial Services (WFS) and Westpac Life businesses, Rothschild Australia Asset Management (RAAM) and BT Funds Management (BTFM). This business designs, manufactures and services financial products that enable our customers to achieve their financial goals through the accumulation, management and protection of personal wealth. These financial products include managed investments, personal and business superannuation, life insurance, income protection, discount broking, margin lending, client portfolio administration (‘Wrap’) platforms, portfolio management and administration of corporate superannuation. Distribution of BT Financial Group (Australia) products is conducted through our BCB business and an extensive network of independent financial advisers.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	35	36	42	(3)	(17)
Non-interest income	273	265	228	3	20
Operating income	308	301	270	2	14
Operating expenses	(186)	(185)	(169)	(1)	(10)
Core earnings	122	116	101	5	21
Bad debts	—	—	—	—	—
Operating profit before tax	122	116	101	5	21
Tax and outside equity interests	(26)	(24)	(24)	(8)	(8)
Cash earnings	96	92	77	4	25
Goodwill amortisation	(33)	(33)	(27)	—	(22)
Profit on operations	63	59	50	7	26

Economic profit	(7)	—	(1)	—	(600)
Expense to income ratio	60.4%	61.5%	62.6%	110bps	220bps

	$bn	$bn	$bn
Total assets	14.2	13.9	13.5	2	5
Funds under management	42.4	40.5	39.8	5	7

Financial Performance

First Half 04 — First Half 03

Cash earnings of $96 million represent an increase of 25% over the prior corresponding period, which includes five months of BTFM contribution (BTFM was acquired on 31 October 2002).

Operating income grew $38 million or 14%. Grossing up the five months contribution from BTFM, operating income grew $19 million or 7%.  This result was consistent with the growth in funds under management (FUM), funds under administration (FUA) and in-force premiums.  The significant business drivers were:

•                  improvements in investment returns due to positive market conditions and enhanced investment performance;

•                  fall in redemptions of $4 billion from customer retention initiatives and an improvement in the economic outlook;

•                  continued growth of Wrap FUA up from $7.1 billion (at acquisition of BTFM) to $11.6 billion as at 31 March 2004;

•                  favourable life insurance claims experience; and

•                  increase in discount broking revenue of $4 million.

The prior corresponding period included a $3 million write-down in our JDV investment (Hartleys).

Operating expenses increased $17 million or 10%. Grossing up the five months contribution from BTFM, the increase was $2 million or 1%.  This result was consistent with volume growth between the first half of 2004 and the prior corresponding period, offset by incremental integration expense synergies. In the six months to 31 March 2004 the expense to income ratio decreased from 62.6% to 60.4%.

First Half 04 – Second Half 03

Cash earnings increased 4% on the prior period with operating income up 2% and expenses down 1%.

The $7 million (2%) increase in operating income over the prior period was largely attributable to:

•                  improvement in net FUM flows driven by declines in redemption volumes of $2 billion;

•                  relatively flat retail FUM sales due to cautionary ratings applied by research houses. These ratings improved in the current half;

•                  continued growth of Wrap FUA $7.6 billion as at 30 September 2003 growing to $11.6 billion as at 31 March 2004;

•                  growth in lower margin Wrap FUA products exceeded growth in higher margin retail FUM, with a corresponding impact on operating revenues;

•                  favourable claims experience in the life insurance business of $5 million; and

•                  increase in discount broking revenue of $2 million.

Operating expenses have been contained period on period as additional integration expense synergies have offset volume driven expense growth.  This has led to an improvement in our expense to income ratio from 61.5% for the prior period to 60.4% as at 31 March 2004.

Key Business Drivers

Business Developments

•                  Platform Funds Under Administration (FUA) as defined by ASSIRT, includes the following products: Personal Portfolio Service, Personal Portfolio Management, Wrap and Corporate Super. The most recent market share information (as at 31 March 2004) submitted to ASSIRT reported assets administered by BT Financial Group (Australia) at $19.9 billion and net quarterly outflows of $82 million for the March 2004 quarter.

•                  Retail net flows show significant turnaround since the 31 March 2003 quarter.  This turnaround resulted from enhanced investment performance following changes to investment management processes, leading to improved ratings by research houses and asset consultants, coupled with increased brand presence from targeted advertising campaigns and intensive retention initiatives.  Previous cautionary ratings applied to BT Financial Group (Australia)’s product offerings have been revised favourably, following the Australian Equities team being awarded an ‘A’ rating by research house van Eyk.  Efforts continue to keep research houses and asset consultants informed of improvements in our investment management processes and performance to maintain momentum in ratings improvement.

•                  Declines in redemption levels and positive domestic and international market conditions over the past six months have contributed to FUM growth over the period. Retail FUM at 31 March 2004 of $27.3 billion, was an improvement of 1% on 30 September 2003 and 3% on 31 March 2003.  Net inflows are anticipated to improve, as improved investment performance is recognised by investors.

•                  In-force premiums continue to grow strongly, 5% since 30 September 2003 and 17% since 31 March 2003. The latest Australian market share statistics compiled by DEXXR for the year to 30 September 2003 highlight growth in individual life insurance market share (11% at 30 September 2003, up from 9% at 30 September 2002).  We are now the third largest writer of new individual life insurance business in Australia.

(1).                            Estimated data submitted to ASSIRT as at 31 March 2004.

4.5                            OTHER

This segment comprises:

i)            Group items including earnings on surplus capital, accounting entries for certain intragroup transactions that facilitate the presentation of our operating segments, notably adjustments for life policyholder income and consolidation of life company managed investment schemes, earnings from property sales and certain other unallocated head office expenses;

ii)         Pacific Banking; and

iii)      Group Treasury.

Treasury’s operations are primarily focused on the management of the Group’s interest rate risk and funding requirements which they achieve by managing the mismatch between Group assets and liabilities.  Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group as they seek to minimise net interest income volatility and assist net interest income growth.

Our Pacific Banking operations comprise our presence in the near Pacific including Papua New Guinea and Fiji.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	16	74	38	(78)	(58)
Non-interest income	89	47	74	89	20
Operating income	105	121	112	(13)	(6)
Operating expenses	(2)	16	(63)	(113)	97
Core earnings	103	137	49	(25)	110
Bad debts	(18)	(10)	(2)	(80)	(800)
Operating profit before tax	85	127	47	(33)	81
Tax and outside equity interests	59	29	83	103	(29)
Distributions on other equity instruments	(76)	(41)	(34)	(85)	(124)
Cash earnings	68	115	96	(41)	(29)
Goodwill amortisation	—	(3)	(1)	100	100
Distributions on other equity instruments	76	41	34	85	124
Profit on operations	144	153	129	(6)	12

Financial Performance

First Half 04 - First Half 03

The individual line items in this segment are impacted by contributions from our Treasury and Pacific Banking operations, movements in centrally held provisions as well as the elimination of intra-group transactions that facilitate the presentation of our operating segments.  Accordingly, the commentary below only focuses on the movement in cash earnings.

“Other” contributed $68 million cash earnings in the six months ended 31 March 2004, down $28 million or 29% on the prior corresponding period.  The fall in cash earnings was due to a decline in contribution from the sale of properties, a slight decrease in the contribution from our Pacific Banking operations and a lower contribution from earnings on the Group’s surplus capital, partially offset by improved earnings from our Treasury operations.

Treasury’s earnings improved, assisted by both the widely expected increases in official Australian interest rates in late 2003 and generally more certain markets.

First Half 04 - Second Half 03

“Other” cash earnings fell $47 million or 41% on the prior period.

5. WEALTH MANAGEMENT BUSINESS	Interim Profit Announcement 2004

Westpac’s total wealth management business comprises our Australian wealth management business, BT Financial Group (Australia) (details included in section 4.4) and our New Zealand wealth management business (included within section 4.3).  This combined view has been provided to help understand the contribution of our wealth management business to the overall Group result and does not reflect the way in which we manage our wealth operations.

The following results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business area reflecting the management of our business, rather than its legal structure. Consequently, these results cannot be compared directly to public disclosure of the performance of individual legal entities.

Where the management reporting structure has changed or where accounting re-classifications have been made, comparatives have been restated and may differ from results previously reported. Comparatives for the first half of March 2003 includes five months of BTFM earnings (BTFM was acquired on 31 October 2002).

5.1         TOTAL FUNDS MANAGEMENT AND LIFE INSURANCE RISK BUSINESS

The performance of our Wealth Management Business is summarised below by its three main segments: Funds Management, Life Insurance and Other, and on a geographical basis where significant.

Profit on Operations $m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Funds Management	66	62	55	6	20
Life Insurance
Australia	25	22	21	14	19
New Zealand	10	12	8	(17)	25
	35	34	29	3	21
Total Funds Management and Life Insurance	101	96	84	5	20
Other(1)	(24)	(25)	(24)	4	—
Total profit on operations	77	71	60	8	28

The following table shows the consolidated results for our Australian and New Zealand Funds Management, Life Insurance and Other businesses.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	38	38	45	—	(16)
Non-interest income	299	289	249	3	20
Operating income	337	327	294	3	15
Non interest expenses	(197)	(197)	(180)	—	(9)
Core earnings	140	130	114	8	23
Bad debts	—	—	—	—	—
Operating profit before tax	140	130	114	8	23
Tax and outside equity interests	(29)	(25)	(26)	(16)	(12)
Cash earnings	111	105	88	6	26
Goodwill amortisation	(34)	(34)	(28)	—	(21)
Profit on operations	77	71	60	8	28
Economic profit	2	7	6	(71)	(67)
Expense to income ratio	58.5%	60.2%	61.2%	170bps	270bps

(1).                            Other business includes earnings on capital and other investments and amortisation of goodwill on acquired business.

Operating income can be reconciled to the net life insurance and funds management income as disclosed in Section 6.5 Note 6, Non-Interest Income, and Note 7, Non-Interest Income Analysis, as follows:

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Operating income (from previous page)	337	327	294	3	15
Net interest income	(38)	(38)	(45)	—	16
Commission expense	12	10	11	20	9
Policy holders tax recoveries	15	26	(19)	(42)	179
Transfer pricing - cost of distribution	33	27	26	22	27
Intercompany consolidation eliminations	59	45	99	31	(40)
New Zealand commission expense	(1)	(1)	(1)	—	—
Total non-interest wealth management income	417	396	365	5	14

5.2         FUNDS MANAGEMENT BUSINESS

Funds management includes product management, product administration, product and platform intermediary distribution, investment management, margin lending and discount broking. This section covers the Australian business (details included at section 4.4) and New Zealand business (earnings included in the New Zealand segment at section 4.3).

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	44	46	43	(4)	2
Non-interest income	283	272	255	4	11
Gross operating income	327	318	298	3	10
Commission expense	(64)	(61)	(59)	(5)	(8)
Operating income	263	257	239	2	10
Operating expenses	(175)	(176)	(166)	1	(5)
Operating profit before tax	88	81	73	9	21
Tax and outside equity interests	(20)	(18)	(17)	(11)	(18)
Cash earnings	68	63	56	8	21
Goodwill amortisation	(2)	(1)	(1)	(100)	(100)
Profit on operations	66	62	55	6	20
Expense to income ratio	66.5%	68.5%	69.5%	200bps	300bps

Movement of funds under management (FUM)

$bn	FUM Sept 2003	Sales	Redns	Net Flows	Other mov’t(4)	FUM March 2004	FUM March 2003	% Mov’t Sept 03- Mar 04
Retail(1)	27.1	2.1	(2.8)	(0.7)	0.9	27.3	26.5	1
Wholesale	13.4	3.1	(2.4)	0.7	1.0	15.1	13.3	13
Australia	40.5	5.2	(5.2)	0.0	1.9	42.4	39.8	5
New Zealand(2)	2.9	0.2	(0.3)	(0.1)	0.2	3.0	2.7	3
FUM	43.4	5.4	(5.5)	(0.1)	2.2	45.5	42.5	5
FUM and FUA(3)	56.3	8.3	(6.5)	1.8	2.9	61.0	53.6	8

(1).                            Retail FUM will not reconcile to ASSIRT as Retail FUM includes mezzanine funds.

(2).                            Westpac NZ and BT New Zealand.

(3).                            Includes WRAP and Governance Advisory Services.

(4).                            ‘Other movement’ primarily reflects the impact of market movements on the underlying FUM.

5.3         LIFE INSURANCE BUSINESS (EXCLUDES GENERAL INSURANCE)

The life insurance business result has been determined on a Margin on Service basis. This section covers the Australian business (details included at section 4.4) and New Zealand business (earnings included in the New Zealand segment at section 4.3).

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income	—	—	—	—	—
Non-interest Income	101	97	82	4	23
Gross operating income	101	97	82	4	23
Commission expense	(33)	(33)	(29)	—	(14)
Operating Income	68	64	53	6	28
Operating expenses	(22)	(21)	(14)	(5)	(57)
Operating profit before tax	46	43	39	7	18
Tax and outside equity interests	(11)	(9)	(10)	(22)	(10)
Cash earnings	35	34	29	3	21
Goodwill amortisation	—	—	—	—	—
Profit on operations	35	34	29	3	21
Expense to income ratio	32.4%	32.8%	26.4%	40bps	-600bps

Movement in in-force premium for risk business

$m	In-force Sept 2003	Sales	Lapses	Net Inflows	Other mov’t(1)	In-force March 2004	In-force Mar 2003	% Mov’t Sept 03- Mar 04
Australia	215.8	31.3	(20.0)	11.3	(0.3)	226.8	194.6	5
New Zealand	40.2	3.0	(2.6)	0.4	(1.5)	39.1	40.6	(3)
Total in-force premiums	256.0	34.3	(22.6)	11.7	(1.8)	265.9	235.2	4

(1).                            Includes movement in in-force premiums due to CPI increases and customer re-rating.

5.4         EMBEDDED VALUE AND VALUE OF NEW BUSINESS

The following table shows the embedded value and value of new business for the funds management and life insurance businesses, excluding discount broking.

The embedded value and value of new business have been calculated using assumptions consistent with the best estimate assumptions used in calculating Margin on Services policy liabilities as at 31 March 2004. The risk discount rate used was the yield on 10-year government bonds plus a margin of 5.5% for business in Westpac Life and the yield on 10-year government bonds plus 6.5% for other business.

As at 31 March 2004	A$ million
Net assets(1)	839
Value of in-force business	1,276
Embedded value	2,115

Change in embedded value since 30 September 2003	69

Analysis of movement since 30 September 2003
Expected growth(2)	106
New business	54
Experience	55
Change in embedded value from business activity	215
Assumptions	(177)
Inclusion of Westpac New Zealand’s funds management business (at 31 March 2004)	31
Change in embedded value	69

The embedded value has grown by $215 million or 10.5% from business activity in the period. This excludes assumption and modelling changes that effectively restate the 30 September 2003 embedded value.

The main components of the change in embedded value were:

•                  new business in the period added $54 million. This amount does not include Westpac New Zealand’s funds management business;

•                  there were no capital movements or dividends paid during the period;

•                  favourable experience, mainly due to claims experience on life insurance products and investment performance, added $55 million;

•                  at 30 September 2003, unit cost expense assumptions were reduced. This reduction was overstated, as it did not allow for reduced business volumes. The assumptions have been increased to reflect the reduced business volumes and, together with other minor modelling changes, reduced embedded value by $177 million. The increase in expense unit cost assumptions does not impact either expense synergies achieved to date or expected future expense synergies; and

•                  inclusion of Westpac New Zealand’s funds management business added $31 million.

Value of Synergies Remaining

A$ million
Value of synergies remaining at 30 September 2003	341
Roll forward of synergy value to 31 March 2004	361
Change in value of synergies of in-force business recognised in embedded value	(72)
Change in value of synergies recognised in future new business	(107)
Value of synergies remaining at 31 March 2004	182

The value of synergies yet to be recognised at 30 September 2003 was $341 million. The roll forward of this value to 31 March 2004 with the unwinding of the discount rate, is now $361 million.

As at 31 March 2004 we had achieved additional run rate expense synergies of $20 million, from $68 million at 30 September 2003 to $88 million. The additional expense synergies have increased the embedded value by $72 million and the value of future new business by $107 million. The value of synergies yet to be achieved is $182 million.

(1)                               Net assets represents shareholders net tangible assets and exclude any goodwill component.

(2)                               The embedded value is expected to grow at the risk discount rate for the value of in force business and the expected net earning rate for the net assets.

Value of New Business

Six months to 31 March 2004	A$million
New business written in period	54
Westpac New Zealand’s funds management business	1
Total	55

The value of new business is based on the value of actual sales for the six months to 31 March 2004.

Sensitivities

The following table shows the change in embedded value and value of one year’s sales from various changes in experience.

Change in value as at 31 March 2004 (A$ million)	Embedded value	Value of new business
1%pa increase in discount rates	(57)	(6)
1%pa reduction in redemption and lapse rates	78	6
10% reduction in expenses	88	11
10% reduction in claims	50	5
1%pa increase in investment returns	52	4

6.             2004 INTERIM FINANCIAL INFORMATION

Notes to the statements shown in sections 6.1, 6.2 and 6.3 as required by the Appendix 4D are referenced in the margin of the relevant tables.

2004 INTERIM FINANCIAL INFORMATION

6.1                            CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

$m	Note	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Interest income		6,193	5,593	5,292	11	17
Interest expense		(3,854)	(3,365)	(3,194)	(15)	(21)
Net interest income	5	2,339	2,228	2,098	5	11
Non-interest income	6	1,539	1,565	1,439	(2)	7
Net operating income		3,878	3,793	3,537	2	10
Operating expenses	8	(1,925)	(1,906)	(1,857)	(1)	(4)
Goodwill amortisation		(84)	(85)	(78)	1	(8)
Bad and doubtful debts	21	(207)	(271)	(214)	24	3
Profit from ordinary activities before income tax expense		1,662	1,531	1,388	9	20
Income tax expense	10	(431)	(395)	(333)	(9)	(29)
Net profit		1,231	1,136	1,055	8	17
Net profit attributable to outside equity interests:
Managed investment schemes		(1)	—	––	––	––
Other		(5)	(4)	(4)	(25)	(25)
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)		1,225	1,132	1,051	8	17
Foreign currency translation reserve adjustment		(153)	(90)	(66)	(70)	(132)
Total revenues, expenses and valuation adjustments attributable to equity holders of WBC recognised directly in equity		(153)	(90)	(66)	(70)	(132)
Total changes in equity other than those resulting from transactions with owners as owners		1,072	1,042	985	3	9

6.2         CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at $m	Note	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Assets
Cash and balances with central banks		2,015	1,786	1,924	13	5
Due from other financial institutions		9,281	6,035	5,010	54	85
Trading securities		8,165	8,793	7,617	(7)	7
Investment securities		3,101	3,656	4,265	(15)	(27)
Loans	13	170,532	160,473	149,890	6	14
Acceptances of customers		4,395	3,788	3,883	16	13
Life insurance assets(1)	1	12,316	10,522	9,936	17	24
Regulatory deposits with central banks overseas		536	425	355	26	51
Goodwill		2,483	2,558	2,599	(3)	(4)
Fixed assets(2)		820	842	866	(3)	(5)
Deferred tax assets		873	1,019	729	(14)	20
Other assets		19,954	21,442	19,356	(7)	3
Total assets		234,471	221,339	206,430	6	14
Liabilities
Due to other financial institutions		4,479	3,831	3,646	17	23
Deposits	22	135,949	129,071	122,029	5	11
Debt issues		35,964	29,970	29,764	20	21
Acceptances		4,395	3,788	3,883	16	13
Current tax liabilities		104	310	234	(66)	(56)
Deferred tax liabilities		85	246	55	(65)	55
Life insurance policy liabilities		10,336	9,896	9,348	4	11
Provisions		420	462	447	(9)	(6)
Other liabilities(1)		22,479	25,225	20,012	(11)	12
Total liabilities excluding loan capital		214,211	202,799	189,418	6	13
Loan capital
Subordinated bonds, notes and debentures		3,914	3,971	4,082	(1)	(4)
Subordinated perpetual notes		514	573	646	(10)	(20)
Total loan capital		4,428	4,544	4,728	(3)	(6)
Total liabilities		218,639	207,343	194,146	5	13
Net assets		15,832	13,996	12,284	13	29
Equity
Ordinary shares		4,168	3,972	3,708	5	12
Reserves		(226)	(73)	16	(210)	large
Retained profits		7,755	7,343	6,947	6	12
NZ Class shares		471	471	471	––	––
Trust Originated Preferred Securities (TOPrSsm)		465	465	465	––	––
Fixed Interest Resettable Trust Securities (FIRsTS)		655	655	655	––	––
Trust Preferred Securities (TPS)		1,132	1,132	––	––	––
Equity attributable to equity holders of WBC		14,420	13,965	12,262	3	18
Outside equity interests in controlled entities(1)	1	1,412	31	22	large	large
Total equity		15,832	13,996	12,284	13	29

(1)                               The six months ended 31 March 2004 includes the following amounts in regards to the consolidation of certain managed investment schemes controlled by the Life Company: $1,357 million in life insurance assets, $2 million in other liabilities and $1,355 million in outside equity interests.

(2)                               Fixed assets include $328 million ($300 million as at 30 September 2003 and $284 million as at 31 March 2003) in capitalised software costs with an average amortisation period of three years.

6.3          CONSOLIDATED STATEMENT OF CASH FLOWS

$m	Note	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Cash flows from operating activities
Interest received		6,113	5,624	5,233	9	17
Interest paid		(3,685)	(3,465)	(3,138)	(6)	(17)
Dividends received excluding life business		14	21	15	(33)	(7)
Other non-interest income received		1,729	1,741	2,380	(1)	(27)
Operating expenses paid		(2,098)	(1,705)	(1,613)	(23)	(30)
Net decrease in trading securities		645	285	1,474	126	(56)
Income tax paid excluding life business		(533)	(480)	(651)	(11)	18
Life business:
receipts from policyholders and customers		1,291	1,754	1,204	(26)	7
interest and other items of similar nature		58	77	42	(25)	38
dividends received		134	252	127	(47)	6
payments to policyholders and suppliers		(796)	(1,784)	(1,241)	55	36
income tax paid		(119)	23	(83)	(617)	(43)
Net cash provided by operating activities	25	2,753	2,343	3,749	17	(27)
Cash flows from investing activities
Proceeds from sale of investment securities		11	38	151	(71)	(93)
Proceeds from matured investment securities		414	538	722	(23)	(43)
Purchase of investment securities		(114)	(351)	(1,763)	68	94
Proceeds from securitised loans		136	77	170	77	(20)
Net (increase)/decrease in:
due from other financial institutions		(3,147)	(1,029)	331	(206)	large
loans		(10,642)	(12,168)	(13,774)	13	23
life insurance assets		(55)	36	(222)	(253)	75
regulatory deposits with central banks overseas		(142)	(127)	69	(12)	(306)
other assets		(1,393)	(576)	(921)	(142)	(51)
Purchase of fixed assets		(122)	(149)	(174)	18	30
Proceeds from disposal of fixed assets		24	58	27	(59)	(11)
Proceeds from disposal of other investments		42	1	7	large	500
Controlled entities acquired, net of cash acquired	25	––	––	(823)	––	100
Controlled entities and businesses disposed, net of cash held	25	67	298	62	(78)	8
Net cash used in investing activities		(14,921)	(13,354)	(16,138)	(12)	8
Cash flows from financing activities
Issue of loan capital		500	531	1,148	(6)	(56)
Redemption of loan capital		(300)	(341)	(637)	12	53
Proceeds from issue of ordinary shares		43	60	27	(28)	59
Proceeds from issue of FIRsTS (net of issue costs $12m)		––	––	655	––	(100)
Proceeds from issue of TPS (net of issue costs $13m)		––	1,132	––	(100)	––
Net increase/(decrease) in:
due to other financial institutions		756	292	(987)	159	177
deposits		6,269	8,728	10,656	(28)	(41)
debt issues		6,419	844	2,814	661	128
other liabilities		(633)	159	(527)	(498)	(20)
Payment of distributions and dividends		(660)	(531)	(507)	(24)	(30)
Payment of dividends to outside equity interests		(3)	2	(4)	(250)	25
Net cash provided by financing activities		12,391	10,876	12,638	14	(2)
Net increase/(decrease) in cash and cash equivalents		223	(135)	249	265	(10)
Effect of exchange rate changes on cash and cash equivalents		6	(3)	6	(300)	––
Cash and cash equivalents at the beginning of financial period		1,786	1,924	1,669	(7)	7
Cash and cash equivalents at the end of the period		2,015	1,786	1,924	13	5

6.4         MOVEMENT IN RETAINED PROFITS

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Retained profits at the end of the previous reporting period	7,343	6,947	5,930	6	24
Change in accounting policy for providing for dividends	––	––	651	––	(100)
Retained profits at the beginning of the financial period	7,343	6,947	6,581	6	12
Net profit attributable to equity holders of WBC	1,225	1,132	1,051	8	17
Aggregate of amounts transferred (to)/from reserves	––	(2)	1	100	(100)
Total available for appropriation	8,568	8,077	7,633	6	12
Ordinary dividends provided for or paid	(737)	(693)	(652)	(6)	(13)
Distributions on other equity instruments	(76)	(41)	(34)	(85)	(124)
Retained profits at the end of the financial period	7,755	7,343	6,947	6	12

6.5         NOTES TO 2004 INTERIM FINANCIAL INFORMATION

Note 1.   Basis of Preparation of Interim Financial Information

Consolidation of managed investment schemes

The Group’s life insurance statutory funds are structured such that they invest mainly in managed investment schemes operated by the Group.  Consequently in a number of cases, the Group’s statutory funds are the majority investors in these managed investment schemes.

In line with developing industry practice, with effect from 1 October 2003, Westpac has consolidated those managed investment schemes where the Group’s statutory funds have a majority holding indicating Westpac has capacity to control.  The financial effect of the consolidation of the managed investment schemes as at 31 March 2004 was to increase life insurance assets by $1,357 million, other liabilities by $2 million and outside equity interest by $1,355 million in the statement of financial position.  The financial effect on the statement of financial performance for the half-year ended 31 March 2004 was to increase non-interest income (wealth management revenue) by $2 million, increase net profit by $1 million and increase net profit attributable to outside equity interests by $1 million.  There is no impact on net profit attributable to equity holders of Westpac Banking Corporation. Comparatives have not been restated to reflect the change.

Tax consolidation

During the half year ended 31 March 2004, Westpac Banking Corporation and its wholly-owned Australian controlled entities entered into tax consolidation, effective from 1 October 2002. The Australian Taxation Office has been notified of this decision.

As a consequence, Westpac Banking Corporation, as the head entity in the tax consolidated group, recognises current and deferred tax amounts relating to transactions, events and balances of the controlled entities in this group as if those transactions, events and balances were its own, in addition to the current and deferred tax amounts arising in relation to its own transactions, events and balances.

Implementation of tax consolidation has not had a material effect on the Group’s financial position.

Note 2.   Interest Spread and Margin Analysis

%	Half Year March 04	Half Year Sept 03	Half Year March 03
Group
Interest spread on productive assets	2.09	2.18	2.29
Impact of impaired loans	(0.02)	(0.02)	(0.01)
Interest spread	2.07	2.16	2.28
Benefit of net non-interest bearing liabilities and equity	0.49	0.43	0.37
Interest margin	2.56	2.59	2.65
Australia
Interest spread on productive assets	2.00	2.13	2.24
Impact of impaired loans	(0.01)	(0.01)	0.00
Interest spread	1.99	2.12	2.24
Benefit of net non-interest bearing liabilities and equity	0.47	0.42	0.33
Interest margin	2.46	2.54	2.57
New Zealand
Interest spread on productive assets	2.52	2.53	2.49
Impact of impaired loans	0.00	(0.01)	(0.01)
Interest spread	2.52	2.52	2.48
Benefit of net non-interest bearing liabilities and equity	0.36	0.37	0.53
Interest margin	2.88	2.89	3.01
Other Overseas
Interest spread on productive assets	0.74	0.81	0.89
Impact of impaired loans	(0.01)	0.00	0.00
Interest spread	0.73	0.81	0.89
Benefit of net non-interest bearing liabilities and equity	0.21	0.14	0.15
Interest margin	0.94	0.95	1.04

Interest spread on productive assets is determined after excluding non-accrual loans, excluding impaired loans and related interest.

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets net of impaired loans and the average rate paid on all interest bearing liabilities. The benefit of net non-interest bearing liabilities and equity is determined by applying the average rate of interest paid on all interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets. The calculations for Australia and New Zealand take into account the interest expense/income of cross-border and intragroup borrowing/lending.

Note 3.    Average Balance Sheet and Interest Rates

	Half Year 31 March 04			Half Year 30 Sept 03			Half Year 31 March 03
	Average Balance $m	Interest $m	Average Rate %	Average Balance $m	Interest $m	Average Rate %	Average Balance $m	Interest $m	Average Rate %
Assets
Interest earning assets
Due from other financial institutions
Australia	3,866	107	5.5	3,339	75	4.5	2,933	64	4.4
New Zealand	1,815	31	3.4	1,902	30	3.2	1,228	29	4.7
Other Overseas	3,743	51	2.7	3,207	36	2.2	1,885	34	3.6
Investment & trading securities
Australia	7,548	212	5.6	7,144	176	4.9	8,134	203	5.0
New Zealand	1,102	38	6.9	1,198	36	6.0	890	31	7.0
Other Overseas	2,465	104	8.4	3,208	116	7.2	3,480	108	6.2
Regulatory deposits
Other Overseas	399	2	1.0	419	4	1.9	345	2	1.2
Loans & other receivables
Australia	137,504	4,678	6.8	126,926	4,172	6.6	115,214	3,820	6.7
New Zealand	29,651	1,023	6.9	29,040	997	6.9	28,324	1,037	7.4
Other Overseas	2,021	47	4.7	2,332	44	3.8	3,218	53	3.3
Impaired loans
Australia	285	––	––	267	1	0.7	243	4	3.3
New Zealand	61	1	3.3	61	1	3.3	71	1	2.8
Other Overseas	229	2	1.7	224	4	3.6	268	4	3.0
Intragroup receivable
Other Overseas	21,508	202	1.9	15,029	142	1.9	14,603	193	2.7
Interest earning assets & interest income including intragroup	212,197	6,498	6.1	194,296	5,834	6.0	180,836	5,583	6.2
Intragroup elimination	(21,508)	(202)		(15,029)	(142)		(14,603)	(193)
Total interest earning assets and interest income	190,689	6,296	6.6	179,267	5,692	6.4	166,233	5,390	6.5
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	820			917			1,033
Life insurance assets	12,169			10,130			10,426
Other assets(1)	26,347			25,807			21,199
Debt provisions
Australia	(1,264)			(1,286)			(1,240)
New Zealand	(232)			(178)			(76)
Other Overseas	(92)			(133)			(149)
Total non-interest earning assets	37,748			35,257			31,193
Acceptances of customers	4,124			4,088			4,716
Total assets	232,561			218,612			202,142

(1)          Includes fixed assets, goodwill, other financial markets assets, future income tax benefit and prepaid superannuation contributions.

	Half Year 31 March 04			Half Year 30 Sept 03			Half Year 31 March 03
	Average Balance $m	Interest $m	Average Rate %	Average Balance $m	Interest $m	Average Rate %	Average Balance $m	Interest $m	Average Rate %
Liabilities and shareholders’ equity
Interest bearing liabilities
Deposits
Australia	95,751	1,980	4.1	92,779	1,784	3.8	84,603	1,607	3.8
New Zealand	19,847	420	4.2	19,657	430	4.4	19,282	450	4.7
Other Overseas	11,241	143	2.5	10,907	135	2.5	10,135	138	2.7
Due to other financial institutions
Australia	1,982	29	2.9	1,796	19	2.1	1,950	25	2.6
New Zealand	398	11	5.5	248	11	8.9	296	9	6.1
Other Overseas	2,082	7	0.7	1,480	15	2.0	2,394	42	3.5
Loan capital
Australia	4,490	82	3.7	4,609	76	3.3	4,277	78	3.7
New Zealand	44	2	7.5	45	1	7.6	45	2	7.7
Other interest bearing liabilities(1)
Australia	20,170	949	n/a	18,523	731	n/a	18,600	668	n/a
New Zealand	178	115	n/a	562	83	n/a	218	84	n/a
Other Overseas	13,850	113	n/a	10,409	80	n/a	9,815	91	n/a
Intragroup payable
Australia	12,182	127	2.1	6,297	65	2.1	7,347	98	2.7
New Zealand	9,326	75	1.6	8,732	77	1.8	7,256	95	2.6
Interest bearing liabilities & interest expense including intragroup	191,541	4,053	4.2	176,044	3,507	4.0	166,218	3,387	4.1
Intragroup elimination	(21,508)	(202)		(15,029)	(142)		(14,603)	(193)
Total interest bearing liabilities and interest expense	170,033	3,851	4.5	161,015	3,365	4.2	151,615	3,194	4.2
Non-interest bearing liabilities
Deposits and due to other financial institutions
Australia	3,992			4,004			3,974
New Zealand	974			988			1,090
Other Overseas	271			234			268
Life insurance policy liabilities	10,200			9,618			9,828
Other liabilities(2)	27,514			25,899			19,181
Total non-interest bearing liabilities	42,951			40,743			34,341
Acceptances of customers	4,124			4,088			4,716
Total liabilities	217,108			205,846			190,672
Shareholders’ equity	11,806			11,321			10,618
TOPrS	465			465			465
FIRsTS	655			655			367
TPS	1,132			303			––
Outside equity interests	1,395			22			20
Total equity	15,453			12,766			11,470
Total liabilities and equity	232,561			218,612			202,142

(1)                               Includes interest accrued on hedging derivatives.

(2)                               Includes provisions for current and deferred income tax and other financial market liabilities.

Note 4.   Revenue

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Revenue from operating activities
Interest income	6,193	5,593	5,292	11	17
Fees and commissions received	1,169	1,229	1,147	(5)	2
Proceeds from sale of investment securities	11	38	151	(71)	(93)
Wealth management revenue	879	913	395	(4)	123
Other non-interest income	279	268	261	4	7
Revenue from operating activities	8,531	8,041	7,246	6	18

Revenue from outside operating activities
Proceeds from sale of fixed assets	24	58	27	(59)	(11)
Proceeds from sale of controlled entities and businesses	67	298	62	(78)	8
Proceeds from sale of other investments	42	1	7	large	500
Revenue from outside operating activities	133	357	96	(63)	39
Total revenue	8,664	8,398	7,342	3	18

Note 5.   Net Interest Income

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Interest income
Loans and other receivables	5,678	5,142	4,837	10	17
Deposits with other financial institutions	181	141	127	28	43
Investment and trading securities	332	306	326	8	2
Regulatory deposits	2	4	2	(50)	––
Interest income	6,193	5,593	5,292	11	17
Interest expense
Current and term deposits	(2,543)	(2,349)	(2,195)	(8)	(16)
Deposits from other financial institutions	(51)	(45)	(76)	(13)	33
Loan capital	(84)	(77)	(80)	(9)	(5)
Debt issues	(462)	(423)	(406)	(9)	(14)
Other(1)	(714)	(471)	(437)	(52)	(63)
Interest expense	(3,854)	(3,365)	(3,194)	(15)	(21)
Net interest income	2,339	2,228	2,098	5	11

(1).         Includes income from hedging derivatives.

Note 6.   Non-Interest Income

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Non-interest income
Fees and commissions received	1,169	1,229	1,147	(5)	2
Fees and commissions paid	(334)	(335)	(344)	0	3
Proceeds from sale of assets	144	395	247	(64)	(42)
Carrying value of assets sold	(136)	(388)	(237)	65	43
Net life insurance and funds management income	417	396	365	5	14
Trading income	180	189	220	(5)	(18)
Other non-interest income	99	79	41	25	141
Total non-interest income	1,539	1,565	1,439	(2)	7

Note 7.   Non-Interest Income Analysis

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Fees and commissions
Lending fees	355	340	300	4	18
Transaction fees and commissions received	714	766	713	(7)	0
Other non-risk fee income	93	112	129	(17)	(28)
Fees and commissions paid	(334)	(335)	(344)	0	3
Service and management fees	7	11	5	(36)	40
	835	894	803	(7)	4
Trading income(1)
Foreign exchange	195	205	198	(5)	(2)
Trading securities	––	(9)	16	100	(100)
Other financial instruments	(15)	(7)	6	(114)	(350)
	180	189	220	(5)	(18)
Wealth management income
Life insurance and funds management operating income	417	396	365	5	14
Other income
General insurance commissions and premiums (net of claims paid)	42	47	38	(11)	11
Dividends received	14	21	15	(33)	(7)
Lease rentals	2	6	4	(67)	(50)
Hedging of overseas operations	15	(31)	(21)	148	171
Net profit on sale of fixed assets, controlled entities and other investments	8	7	10	14	(20)
Other	26	36	5	(28)	420
	107	86	51	24	110
Non-interest income	1,539	1,565	1,439	(2)	7

(1)                               Trading income includes earnings from our Financial Markets business, as well as our Treasury operations in Australia, New Zealand and the Pacific.

Note 8.   Expense Analysis

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Salaries and other staff expenses
Salaries and wages	743	720	712	(3)	(4)
Other staff expenses	195	188	177	(4)	(10)
Restructuring expenses	10	30	9	67	(11)
	948	938	898	(1)	(6)
Equipment and occupancy expenses
Operating lease rentals	123	122	117	(1)	(5)
Depreciation and amortisation:
Premises	1	1	2	––	50
Leasehold improvements	17	16	16	(6)	(6)
Furniture and equipment	26	26	27	––	4
Technology	33	36	37	8	11
Computer software	57	40	49	(43)	(16)
Electricity, water, rates and land tax	4	11	5	64	20
Other equipment and occupancy expenses	44	48	43	8	(2)
	305	300	296	(2)	(3)
Other expenses
Amortisation of deferred expenditure	5	4	10	(25)	50
Non-lending losses	27	32	31	16	13
Consultancy fees, computer software maintenance and other professional services	169	172	166	2	(2)
Stationery	38	39	39	3	3
Postage and freight	58	50	52	(16)	(12)
Telecommunications costs	11	10	9	(10)	(22)
Insurance	9	10	7	10	(29)
Advertising	32	45	43	29	26
Transaction taxes	3	1	3	(200)	––
Training	13	14	7	7	(86)
Travel	25	29	24	14	(4)
Outsourcing	251	245	254	(2)	1
Other expenses	31	17	18	(82)	(72)
	672	668	663	(1)	(1)
Operating expenses	1,925	1,906	1,857	(1)	(4)
Expense/income ratio before amortisation of goodwill	49.6%	50.3%	52.5%	70bps	290bps

Note 9.   Deferred Expenses

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Capitalised software	328	300	284	9	15
Other deferred expenditure	268	233	207	15	29
Deferred acquisition costs	97	96	90	1	8

Note 10. Income Tax

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Profit from ordinary activities before income tax	1,662	1,531	1,388	9	20
Prima facie income tax at Australian company tax rate of 30%	499	460	416	(8)	(20)
Add/(deduct) tax effect of permanent differences
Rebateable and exempt dividends	(57)	(34)	(54)	68	6
Tax losses and timing differences now tax effected	2	6	(2)	67	(200)
Life insurance:
Tax adjustment on policyholders’ earnings (1)	11	18	(13)	39	(185)
Adjustment for life business tax rates	(11)	(10)	(9)	10	22
Other non-assessable items	(47)	(116)	(30)	(59)	57
Other non-deductible items	29	60	24	52	(21)
Adjustment for overseas tax rates	12	(6)	8	(300)	(50)
Prior period adjustments	(1)	(15)	(6)	(93)	(83)
Other items	(6)	32	(1)	119	500
Total income tax expense attributable to profit from ordinary activities	431	395	333	(9)	(29)
Effective tax rate (%)	25.9	25.8	24.0	-10bps	-190bps
Effective tax rate (%) (excluding life company accounting)	25.9	25.3	25.6	-60bps	-30bps

(1)                               In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Business, our tax expense for the half year includes a $15 million tax charge on policyholders’ investment earnings ($26 million tax charge in second half 2003 and $19 million tax credit in the first half 2003), $4 million of which is in the prima facie tax expense and the balance of $11 million shown here.

Note 11. Dividends

	31 March 2004	30 Sept 2003	31 March 2003
Ordinary dividend (cents per share)
Interim (fully franked)(1)	42	––	38
Final (fully franked)(1)	––	40	––
	42	40	38

Total dividends paid
Ordinary dividends paid ($m)	737	693	652
	737	693	652

Ordinary dividend payout ratio(2)	67.6%	67.2%	67.8%
Ordinary dividend payout ratio - cash earnings	63.0%	62.3%	63.0%

Distributions on other equity instruments
TOPrS, FIRsTS and TPS distributions provided for or paid ($m)	76	41	34
Total distributions on other equity instruments	76	41	34

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand (excluding New Zealand Class shares). The last date for receipt of election notices for the dividend plan is 10 June 2004.

Note 12. Earnings per Share

	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Earnings per ordinary share (cents)(3)
Basic	62.1	59.6	56.0	4	11
Fully diluted(4)	62.0	59.4	55.9	4	11
Cash earnings per ordinary share (cents)	66.7	64.2	60.3	4	11
Weighted average number of fully paid ordinary shares (millions)	1,849	1,832	1,815	1	2

Reconciliation of ordinary shares on issue (millions)(3)
Number of ordinary shares issued at 1 October 2003	1,841
Number of shares issued on conversion of equity based compensation instruments	5
Number of shares issued under the Dividend Reinvestment Plan (DRP)	10
Number of ordinary shares issued at 31 March 2004	1,856

(1)                               The interim and final dividends for the New Zealand Class shares are fully imputed.

(2)                               Ordinary dividend per share divided by basic earnings per ordinary share.

(3)                               Ordinary shares comprise Westpac ordinary shares and New Zealand Class shares.

(4)                               Fully diluted earnings per share are calculated after adjusting for partly paid shares and options outstanding in accordance with Australian Accounting Standard AASB 1027 Earnings Per Share.

Note 13. Loans

As at $m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Australia
Overdrafts	3,136	3,108	3,082	1	2
Credit card outstandings	5,025	4,545	4,281	11	17
Overnight and call money market loans	136	132	190	3	(28)
Own acceptances discounted	10,753	10,792	10,641	(0)	1
Term loans:
Housing - Owner occupied and Investment	74,166	69,668	64,682	6	15
Housing - Line of Credit	11,031	9,596	7,449	15	48
Total housing	85,197	79,264	72,131	7	18
Non-housing	28,578	26,280	23,019	9	24
Finance leases	3,651	3,274	2,610	12	40
Margin lending	1,676	1,590	1,526	5	10
Other	1,818	1,957	1,734	(7)	5
Total - Australia	139,970	130,942	119,214	7	17
New Zealand
Overdrafts	967	947	990	2	(2)
Credit card outstandings	774	751	779	3	(1)
Overnight and call money market loans	943	957	986	(1)	(4)
Term loans:
Housing	15,187	13,869	13,658	10	11
Non-housing	8,008	7,526	8,590	6	(7)
Redeemable preference share finance	3,209	3,365	3,554	(5)	(10)
Other	1,079	1,233	826	(12)	31
Total - New Zealand	30,167	28,648	29,383	5	3
Other Overseas
Overdrafts	148	141	158	5	(6)
Term loans:
Housing	421	390	358	8	18
Non-housing	1,455	1,860	2,258	(22)	(36)
Finance leases	10	12	13	(17)	(23)
Other	3	34	41	(91)	(93)
Total - Other Overseas	2,037	2,437	2,828	(16)	(28)
Total loans	172,174	162,027	151,425	6	14
Provisions for bad and doubtful debts	(1,642)	(1,554)	(1,535)	6	7
Total net loans	170,532	160,473	149,890	6	14
Securitised loans	2,597	2,997	3,712	(13)	(30)

Note 14. Provisions for Bad and Doubtful Debts

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
General provision
Balance at beginning of period	1,393	1,309	1,162	6	20
Charge to net profit	207	271	214	(24)	(3)
Transfer to/(from) specific provisions	(73)	(70)	17	(4)	(529)
Recoveries of debts previously written off	35	27	47	30	(26)
Write-offs	(128)	(133)	(142)	4	10
Exchange rate and other adjustments	(2)	(11)	11	82	(118)
Balance at period end	1,432	1,393	1,309	3	9
Specific provisions
Balance at beginning of period	161	226	272	(29)	(41)
Transfer from/(to) general provision comprising:
New specific provisions	87	104	32	(16)	172
Specific provisions no longer required	(14)	(34)	(49)	59	71
	73	70	(17)	4	529
Write-offs(1)	(12)	(118)	(17)	90	29
Exchange rate and other adjustments	(12)	(17)	(12)	29	-
Balance at period end	210	161	226	30	(7)
Total provisions for bad and doubtful debts	1,642	1,554	1,535	6	7

(1) Write-offs from specific provisions comprised:
Business and Consumer Banking	(7)	(18)	(10)	61	30
Westpac Institutional Bank	(3)	(94)	(5)	97	40
New Zealand Banking and Pacific Banking	(2)	(6)	(2)	67	––
	(12)	(118)	(17)	90	29

Note 15. Impaired Assets

As at	31 March 2004 Specific			30 Sept 2003 Specific			31 March 2003 Specific
$m	Gross	Prov’n	Net	Gross	Prov’n	Net	Gross	Prov’n	Net
Non-accrual assets
Australia	211	(102)	109	320	(76)	244	236	(78)	158
New Zealand	57	(6)	51	63	(7)	56	62	(11)	51
Other Overseas	157	(60)	97	214	(76)	138	224	(135)	89
Total	425	(168)	257	597	(159)	438	522	(224)	298
Restructured assets
Australia	61	(33)	28	3	(1)	2	3	(1)	2
Other Overseas	103	(9)	94	12	(1)	11	12	(1)	11
Total	164	(42)	122	15	(2)	13	15	(2)	13
Total impaired assets	589	(210)	379	612	(161)	451	537	(226)	311

As at	31 March 2004 Specific			30 Sept 2003 Specific			31 March 2003 Specific
$m	Gross	Prov’n	Net	Gross	Prov’n	Net	Gross	Prov’n	Net
Non-accrual loans with provisions and:
No performance
Australia	138	(89)	49	94	(47)	47	139	(71)	68
New Zealand	9	(1)	8	10	(3)	7	13	(6)	7
Other Overseas	135	(56)	79	148	(62)	86	174	(113)	61
	282	(146)	136	252	(112)	140	326	(190)	136
Partial performance
Australia(1)	––	––	––	44	––	44	45	––	45
New Zealand	20	(3)	17	19	(2)	17	10	(2)	8
Other Overseas	1	––	1	1	(1)	––	2	(1)	1
	21	(3)	18	64	(3)	61	57	(3)	54
Full performance
Australia	31	(13)	18	159	(29)	130	31	(7)	24
New Zealand	9	(2)	7	11	(2)	9	10	(3)	7
Other Overseas	11	(4)	7	49	(13)	36	44	(21)	23
	51	(19)	32	219	(44)	175	85	(31)	54
Non-accrual loans without provisions and:
No performance
Australia	41	––	41	18	––	18	20	––	20
New Zealand	6	––	6	6	––	6	7	––	7
Other Overseas	6	––	6	10	––	10	3	––	3
	53	––	53	34	––	34	30	––	30
Partial performance
Australia	––	––	––	1	––	1	––	––	––
New Zealand	7	––	7	9	––	9	12	––	12
Other Overseas	––	––	––	1	––	1	––	––	––
	7	––	7	11	––	11	12	––	12
Full performance
Australia	1	––	1	4	––	4	1	––	1
New Zealand	6	––	6	8	––	8	10	––	10
Other Overseas	4	––	4	5	––	5	1	––	1
	11	––	11	17	––	17	12	––	12

Total non-accrual loans	425	(168)	257	597	(159)	438	522	(224)	298

Note 16.       Movement in Gross Impaired Assets

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Balance at beginning of period	612	537	679	14	(10)
New and increased	141	357	98	(61)	44
Written off	(12)	(118)	(17)	90	29
Returned to performing or repaid	(123)	(149)	(200)	17	39
Exchange rate and other adjustments	(29)	(15)	(23)	(93)	(26)
Balance at period end	589	612	537	(4)	10

(1)  A general provision was held against this exposure during 2003.

Note 17. Items Past 90 Days But Well Secured

As at $m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sep 03- Mar 04	% Mov’t Mar 03- Mar 04
Australia
Housing products	66	65	61	2	8
Other products	91	74	75	23	21
Total Australia	157	139	136	13	15
New Zealand
Housing products	29	25	33	16	(12)
Other products	1	146	163	(99)	(99)
Other Overseas	27	29	7	(7)	286
Total Overseas	57	200	203	(72)	(72)
Total	214	339	339	(37)	(37)

Note 18.       Income on Non-Accrual and Restructured Assets

$m	Half Year March 04	Half Year Sept 03	Half Year March 03
Interest received on non-accrual and restructured assets	7	6	9
Estimated interest forgone on non-accrual and restructured assets	21	23	16
Interest yield on average non-accrual and restructured assets (annualised)	2.3%	2.0%	3.1%

Note 19.       Impaired Assets and Provisioning Ratios

As at %	31 March 2004	30 Sept 2003	31 March 2003
Total impaired assets to gross loans and acceptances	0.3	0.4	0.3
Net impaired assets to equity and general provisions	2.2	2.9	2.3
Specific provisions to total impaired assets	35.7	26.3	42.1
General provisions to non-housing loans and acceptances(1)	1.7	1.7	1.7
Total provisions to gross loans and acceptances	0.9	0.9	1.0
Total impaired assets to equity and total provisions	3.4	3.9	3.9

Note 20.       Delinquencies (90 Days Past Due Loans)

	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sep 03- Mar 04	% Mov’t Mar 03- Mar 04
Mortgages	0.18%	0.15%	0.16%	3bps	2bps
Other Personal Lending	1.11%	1.02%	1.10%	9bps	1bps
Total Personal Lending	0.25%	0.22%	0.24%	3bps	1bps
Australian Business Banking Portfolio(2)	0.57%	0.50%	0.60%	7bps	-3bps

(1)                               Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(2)          Three month moving average.

Note 21. Charge For Bad and Doubtful Debts

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
General provision:
Recoveries of debts previously written off
Business and Consumer Banking	(25)	(21)	(29)	19	(14)
Westpac Institutional Bank	(4)	––	(1)	––	300
New Zealand Banking and Pacific Banking	(6)	(6)	(17)	––	(65)
	(35)	(27)	(47)	30	(26)
Write-offs
Business and Consumer Banking	112	112	116	––	(3)
Westpac Institutional Bank	––	2	4	(100)	(100)
New Zealand Banking and Pacific Banking	16	19	22	(16)	(27)
	128	133	142	(4)	(10)

Dynamic provisioning charge	41	95	136	(57)	(70)
Transfer to specific provisions	73	70	(17)	4	529
Charge for bad and doubtful debts	207	271	214	(24)	(3)

Specific provisions:
New provisions
Business and Consumer Banking	27	25	15	8	80
Westpac Institutional Bank	56	70	11	(20)	409
New Zealand Banking and Pacific Banking	4	9	6	(56)	(33)
	87	104	32	(16)	172
No longer required
Business and Consumer Banking	(9)	(11)	(9)	(18)	––
Westpac Institutional Bank	(1)	(15)	(30)	(93)	(97)
New Zealand Banking and Pacific Banking	(4)	(8)	(10)	(50)	(60)
	(14)	(34)	(49)	(59)	(71)
Transfer from/(to) general provisions	73	70	(17)	4	529
Bad and doubtful debts charge to average loans and acceptances annualised (basis points)	24	34	29	(29)	(17)

Note 22. Deposits

As at $m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Deposits
Australia
Non-interest bearing	3,629	3,497	3,754	4	(3)
Certificates of deposit	23,047	23,648	19,817	(3)	16
Other interest bearing:
At call	52,585	51,911	47,255	1	11
Term	22,663	19,471	19,658	16	15
Total deposits in Australia	101,924	98,527	90,484	3	13
New Zealand
Non-interest bearing	846	819	929	3	(9)
Certificates of deposit	2,574	2,436	2,959	6	(13)
Other interest bearing:
At call	9,186	8,130	7,893	13	16
Term	8,423	8,288	8,762	2	(4)
Total deposits in New Zealand	21,029	19,673	20,543	7	2
Other Overseas
Non-interest bearing	231	225	229	3	1
Certificates of deposit	3,426	3,487	4,321	(2)	(21)
Other interest bearing:
At call	568	594	528	(4)	8
Term	8,771	6,565	5,924	34	48
Total deposits Other Overseas	12,996	10,871	11,002	20	18
Total deposits	135,949	129,071	122,029	5	11

Note 23. Capital Adequacy

As at $m	31 March 2004	30 Sept 2003	31 March 2003
Tier 1 capital
Total equity	15,832	13,996	12,284
Outside equity interests in Managed Investment schemes(1)	(1,355)	––	––
Hybrid capital in excess of tier 1 limit	––	(40)	––
Dividends provided for capital adequacy purposes	(777)	(734)	(691)
Goodwill (excluding funds management entities)	(1,227)	(1,278)	(1,406)
Net future income tax benefit	(372)	(298)	(216)
Estimated reinvestment under dividend reinvestment plan(2)	143	191	179
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,446)	(1,363)	(1,358)
Equity in captive lenders mortgage insurance entities	(53)	(45)	(38)
Equity in entities not operating in the field of finance	(89)	(91)	––
Total Tier 1 capital	10,656	10,338	8,754
Tier 2 capital
Hybrid capital in excess of tier 1 limit	––	40	––
Subordinated undated capital notes	514	573	646
General provision for bad and doubtful debts	1,432	1,393	1,309
Future income tax benefit related to general provision	(402)	(399)	(393)
Eligible subordinated bonds, notes and debentures	3,894	3,951	4,062
Total Tier 2 capital	5,438	5,558	5,624
Tier 1 and Tier 2 capital	16,094	15,896	14,378
Deductions
Capital in life and general insurance, funds management and securitisation activities	(842)	(836)	(965)
Net qualifying capital	15,252	15,060	13,413
Risk weighted assets	148,962	142,909	137,828
Tier 1 capital ratio	7.2%	7.2%	6.4%
Tier 2 capital ratio	3.7%	3.9%	4.0%
Deductions	(0.6)%	(0.6)%	(0.7)%
Total capital ratio	10.2%	10.5%	9.7%

As at $m	31 March 2004	30 Sept 2003	31 March 2003
Adjusted common equity
Total Tier 1 capital	10,656	10,338	8,754
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(2,252)	(2,212)	(1,120)
Less: Other deductions in relation to non-consolidated subsidiaries(3)	(842)	(913)	(1,030)
Adjusted common equity	7,562	7,213	6,604
Risk weighted assets	148,962	142,909	137,828
Adjusted common equity to risk weighted assets	5.1%	5.0%	4.8%

(1)                               The 31 March 2004 financial position includes the consolidation of certain managed investment schemes controlled by the Life Company: $1,357 million in assets, $2 million in other liabilities and $1,355 million in outside equity interests. These managed investment schemes have not been consolidated in prior periods and comparatives do not include any amounts in relation to those schemes.

(2)                               This amount is derived from reinvestment experience of our dividend reinvestment plan.

(3)          Capital relating to non-banking subsidiaries.

Note 24. Derivative Financial Instruments

As at 31 March 2004 $bn	Notional amount(1)	Regulatory credit equivalent(2)	Positive mark- to-market (replacement cost)(3)	Negative mark-to- market(4)
Trading derivatives outstanding
Interest rate
Futures	31.1	––	––	––
Forwards	39.5	––	––	––
Swaps	287.5	5.0	3.6	3.5
Purchased options	11.8	0.1	0.1	––
Sold options	7.9	––	––	––
Foreign exchange
Forwards	275.5	8.5	5.4	6.2
Swaps	70.1	5.5	2.3	3.4
Purchased options	102.9	2.9	1.6	––
Sold options	91.1	––	––	1.9
Commodities	3.8	0.5	0.1	0.1
Equities	10.5	0.5	0.1	––
Trading derivatives	931.7	23.0	13.2	15.1
Hedging derivatives outstanding
Interest Rate
Futures	17.5	––
Forwards	1.9	––
Swaps	12.7	0.1
Foreign exchange
Swaps	9.8	0.6
Total hedging derivatives outstanding	41.9	0.7
Total gross derivatives	973.6	23.7	13.2	15.1
Less: netting benefit		(6.4)	(5.7)	(6.4)
Net derivatives	973.6	17.3	7.5	8.7
As at 30 September 2003	857.0	12.4	5.5	5.9
As at 31 March 2003	777.4	9.7	6.3	7.6

Maturity profile of foreign exchange and derivative credit risk exposure in gross replacement cost terms

As at 31 March 2004 $bn	Less than 3 months	Over 3 months to 6 months	Over 6 months to 1 year	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	Total
Interest rate
Swaps	0.1	––	0.1	0.3	1.0	2.1	3.6
Purchased options	––	0.1	––	––	––	––	0.1

Foreign exchange
Forwards	3.2	1.1	0.7	0.2	0.2	––	5.4
Swaps	0.1	0.1	0.1	0.3	0.7	1.0	2.3
Purchased options	0.6	0.3	0.4	0.2	0.1	––	1.6
Commodities	0.1	––	––	––	––	––	0.1
Equities and credit	0.1	––	––	––	––	––	0.1
Total derivatives	4.2	1.6	1.3	1.0	2.0	3.1	13.2

(1)                               Notional amount refers to the face value or the amount upon which cash flows are calculated.

(2)                               Regulatory credit equivalent using Australian Prudential Regulation Authority guidelines for capital adequacy requirements.

(3)                               Positive mark-to-market or replacement cost is the cost payable of replacing all transactions in a gain position. This measure is the industry standard for the calculation of current credit risk.

(4)                               Negative mark-to-market represents the cost payable to our counterparties of replacing all transactions in a loss position.

Daily Value at Risk

We use earnings at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits. The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks include liquidity, commodity, equity, prepayment, specific issuer and capital markets underwriting risks. The table below depicts the aggregate financial markets (including capital markets underwriting) earnings at risk for the last three half years.

$m	High	Low	Average
Six months ended 31 March 2004	12.5	3.7	7.6
Six months ended 30 September 2003	13.6	2.7	4.8
Six months ended 31 March 2003	6.5	2.0	3.7

$m	Average for the 6 months ended 31 March 04	Average for the 6 months ended 30 Sept 03	Average for the 6 months ended 31 March 03
Interest rate risk	6.0	2.9	2.3
Foreign exchange risk	2.7	2.1	1.2
Volatility risk	1.2	0.7	0.6
Other market risk(1)	1.8	1.5	1.6
Diversification benefit	(4.1)	(2.4)	(2.0)
Net derivatives	7.6	4.8	3.7

(1)  Commodity, equity, prepayment, specific issuer, and capital markets underwriting.

Note 25. Statement of Cash Flows

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sep 03- Mar 04	% Mov’t Mar 03- Mar 04
Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of WBC
Net profit attributable to equity holders of WBC	1,225	1,132	1,051	8	17
Adjustments:
Outside equity interests	6	4	4	50	50
Depreciation and goodwill amortisation	218	204	209	7	4
Increase/(decrease) in sundry provisions and other non-cash items	729	1,648	(750)	(56)	197
Bad and doubtful debts	172	244	167	(30)	3
(Increase)/decrease in other financial market asset and liabilities	(77)	(1,072)	2,095	93	(104)
Decrease in trading securities	645	285	1,474	126	(56)
(Increase)/decrease in accrued interest receivable	(113)	21	(87)	(638)	(30)
Increase/(decrease) in accrued interest payable	169	(100)	56	269	202
(Decrease)/increase in provision for income tax	(206)	76	(303)	(371)	32
(Decrease)/increase in provision for deferred income tax	(161)	191	(25)	(184)	(544)
Decrease/(increase) in future income tax benefits	146	(290)	(142)	150	203
Net cash provided by operating activities	2,753	2,343	3,749	17	(27)
Details of assets and liabilities of controlled entities and businesses acquired follow:
Investment securities	––	––	70	––	––
Life insurance assets	––	––	2,432	––	––
Fixed assets	––	––	29	––	––
Other assets	––	––	139	––	––
Life insurance policy liabilities	––	––	(2,378)	––	––
Other liabilities	––	––	(430)	––	––
Fair value of entities and businesses acquired	––	––	(138)	––	––
Goodwill	––	––	964	––	––
Minority interests	––	––	(3)	––	––
	––	––	823	––	––
Cash paid and acquisition costs	––	––	(965)	––	––
Cash acquired	––	––	142	––	––
Cash consideration (net of cash acquired)	––	––	(823)	––	––
Details of assets and liabilities of controlled entities and businesses disposed of follow:
Loans	––	––	62	––	(100)
Other assets	78	298	––	(74)	––
Minority interests	(13)	––	––	––	––
Net assets of entities and businesses disposed	65	298	62	(78)	5
Gain on disposal	2	––	––	––	––
Cash consideration (net of sale costs)	67	298	62	(78)	8

Note 26. Group Investments and Changes in Controlled Entities

	Country where Business is Carried on	Beneficial Interest %	Carrying Amount $m	Nature of Business
Bronte Finance Pty Limited	Australia	20.0%	––	Investment company
Cardlink Services Limited	Australia	16.7%	1	Card clearing system
Cash Services Australia Pty Limited	Australia	25.0%	––	Cash logistics
ElectraNet Pty Limited	Australia	19.5%	116	Electricity transmission
Electronic Transaction Services Limited	New Zealand	25.0%	––	Credit card processing
JDV Limited (Formerly Hartleys Limited)	Australia	25.1%	7	Stockbroking
McGrath Limited	Australia	20.0%	4	Property
Mondex Australia Pty Limited	Australia	25.0%	––	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0%	––	Smart card operations
Visa New Zealand Limited	New Zealand	15.4%	––	Credit card provider
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0%	––	Corporate trustee
Westpac Employee Assistance Foundation PtyLimited	Australia	50.0%	––	Employee assistance foundation

During the first half of 2004 financial year the Group disposed of its interests in the following entities:

•                  35% interest in Global Renewables Limited - sold;

•                  50% interest in Krava Nominees Pty Limited - liquidated;

•                  50% interest in The Bayview Harbour Unit Trust - liquidated;

•                  50% interest in Runaway Bay Unit Trust - liquidated; and

•                  22.5% interest in Yieldbroker Pty Limited - sold.

In terms of the contribution to the results of the Group, the above investments were not material either individually or in aggregate.

The following controlled entities were formed during the six months ended 31 March 2004:

•             Castlereagh Pacific Investments Pty Limited;

•             Fairlawn Holding Trust;

•             Tavarua Funding Trust IV;

•             Westpac Capital Trust IV; and

•             Westpac Financial Services Group -NZ- Limited.

The following controlled entities were disposed of during the six months ended 31 March 2004:

•             52 Collins Street Pty Limited - Deregistered;

•             Broadbeach International Holding Trust - Liquidated;

•             Diversified Investments LLC - Liquidated;

•             Loy Yang B Agencies Pty Limited - Deregistered; and

•             SCRaP Note Trust - Syndicated.

Note 27. Reconciliation to US GAAP

$m	Half Year March 04	Half Year March 03	Half Year March 04	Half Year March 03
Statement of income	US$(1)	US$(1)	A$	A$
Net profit as reported under Australian GAAP	933	635	1,225	1,051
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	32	19	42	31
Amortisation of goodwill	64	47	84	78
Goodwill fair value adjustments	(7)	––	(9)	––
Related income tax credit	2	––	3	––
Superannuation (pension) expense	13	17	17	28
Related income tax expense	(4)	(5)	(5)	(8)
Wealth management	(8)	(3)	(10)	(5)
Related income tax credit	2	1	3	1
Write-down of available-for-sale securities	––	(22)	––	(37)
Employee share option compensation (under APB 25)	(3)	(8)	(4)	(13)
Employee share option compensation (under SFAS 123)	(12)	(6)	(16)	(10)
Distributions on other equity instruments(2)	––	(13)	––	(22)
Distributions on other debt instruments(2)	(58)	––	(76)	(12)
Amortisation of issue costs on other debt instruments(2)	(3)	(1)	(4)	(1)
Deconsolidation of trust preferred structures (under FIN 46R)(2)	143	––	188	––
Initial adoption of FIN 46R(2)	5	––	6	––
Other non-financial assets	15	2	20	3
Related income tax credit	2	1	2	2
Software capitalisation	2	2	3	3
Related income tax expense	(1)	(1)	(1)	(1)
Derivative instruments (under SFAS 133)	(81)	(44)	(106)	(138)
Related income tax credit	20	14	26	31
Restructuring costs	(1)	(44)	(1)	(73)
Related income tax credit	––	13	––	22
Net income according to US GAAP	1,055	604	1,387	930
Adjustments to determine other comprehensive income under US GAAP
Foreign currency translation	(117)	(42)	(153)	(70)
Unrealised net gain on available-for-sale securities	44	28	58	47
Reclassification adjustment for losses now included in net income	––	21	––	34
Total comprehensive income according to US GAAP	982	611	1,292	941
Equity attributed to equity holders of WBC as reported under Australian GAAP	10,988	7,412	14,420	12,262
Adjustments:
Premises and sites	(104)	(25)	(136)	(41)
Goodwill	174	40	229	66
Superannuation (pension) asset	151	97	198	160
Wealth management assets (net of tax)	(45)	(27)	(59)	(44)
Available-for-sale securities	81	(37)	106	(61)
Other equity instruments(2)	––	(281)	––	(465)
Other debt instruments(2)	(1,733)	––	(2,274)	(656)
Deconsolidation of trust preferred structures (under FIN 46R)(2)	160	––	210	––
Other non-financial assets	(20)	(32)	(26)	(53)
Software capitalisation	(12)	(8)	(16)	(14)
Derivative instruments (under SFAS 133)	(74)	(24)	(97)	(39)
Restructuring provisions	(7)	(3)	(10)	(4)
Equity attributable to equity holders according to US GAAP	9,559	7,112	12,545	11,111

(1)                               Australian dollar amounts have been translated into United States dollars solely for the convenience of the reader at the rate of A$1.00 = US$0.7620, the noon buying rate for cable transfers on 31 March 2004, as published by the Federal Reserve Bank of New York.

(2)                               Effective 1 October 2003, Westpac has adopted the provisions of FASB Interpretation Number 46R Consolidation of Variable Interest Entities (FIN 46R). Under FIN 46R, Westpac has consolidated a commercial paper conduit, Waratah Receivables Corporation Pty Limited and its controlled entities (Waratah). Westpac provides a letter of credit facility to Waratah. This arrangement represents a variable interest in Waratah and results in Westpac being the primary beneficiary in accordance with FIN 46R. The impact of consolidating this vehicle has been to increase total assets by $4,716 million, total liabilities by $4,715 million and minority interest by $1 million. There has been no impact on net income for the period.

Westpac has also deconsolidated certain trusts through which hybrid Tier 1 capital instruments have been issued. In accordance with FIN 46R, Westpac does not have a variable interest in the trusts and therefore is not the primary beneficiary. The effect has been to: recognise other equity instruments as other debt instruments; recognise distributions on other equity instruments as distributions on other debt instruments; amortise issue costs over the period to the first call date; and to recognise the effect of movements in fair value of cross currency swaps between Westpac and the trust as the impact of deconsolidation of trust preferred shares (under FIN 46R). In accordance with the transaction guidance of FIN 46R, prior periods have not been restated.

Note 28. Subsequent Events

Other equity interests

On 5 April 2004 a wholly-owned entity Westpac Capital Trust IV issued 525,000 trust preferred securities (2004 TPS) in the United States of America at US$1,000 each, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.256% up to but excluding 31 March 2016.  From, and including, 31 March 2016 the 2004 TPS will pay non-cumulative quarterly distributions (30 June, 30 September, 31 December and 31 March) in arrears at a floating rate of LIBOR plus 1.7675% per year.  Distributions are subject to the discretion of the Board of Directors of Westpac.  On 31 March 2053, or earlier in the event that a distribution is not made or certain other events occur, the 2004 TPS will be redeemed for American Depository Receipts each representing 40 Westpac preference shares (non-cumulative preference shares in Westpac with a liquidation amount of US$25).  The dividend payment dates and distribution rates on Westpac preference shares will be the same as those otherwise applicable to the 2004 TPS. The net proceeds from issuing the 2004 TPS will be used for general corporate purposes.

On 6 May 2004 Westpac announced that the Board of Directors has decided to redeem the TOPrS on 16 July 2004.  The redemption, which has been approved by APRA, will be funded from existing sources.

Ordinary shares

On 6 May 2004 Westpac announced that the Board of Directors has decided to commence an off-market buy-back of approximately $500 million of Westpac ordinary shares. The results of the buy-back are expected to be announced on 21 June 2004. An on-market buy-back for an equivalent proportion of NZ Class shares (approximately 1 million) will also be conducted over a period of up to six months. The buy-back of shares has been approved by APRA and will be funded from existing sources.

6.6         STATEMENT IN RELATION TO THE REVIEW OF ACCOUNTS

The following financial information contained in Section 6 “2004 Interim Financial Information” is based on our 2004 Interim Financial Report:

•                  Section 6.1 Consolidated Statement of Financial Performance;

•                  Section 6.2 Consolidated Statement of Financial Position;

•                  Section 6.3 Consolidated Statement of Cash Flows; and

•                  the following notes included in Section 6.5 “Notes to 2004 Interim Financial Information”:

•                  Note 1.         Basis of Preparation of Interim Financial Information

•                  Note 4.         Revenue

•                  Note 27.       Reconciliation to US GAAP

•                  Note 28.       Subsequent Events

Our auditors, PricewaterhouseCoopers, have issued an unqualified review report on the 31 March 2004 Interim Financial Report.  The review report will be made available with Westpac’s 31 March 2004 Interim Financial Report.

Dated at Sydney this 6 day of May 2004 for and on behalf of the Board.

Richard Willcock

Group Secretary and General Counsel

7. OTHER INFORMATION	Interim Profit Announcement 2004

7.1          CREDIT RATINGS(1)

Rating agency	Long term	Short term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa3	P-1
Standard & Poor’s	AA-	A-1+

7.2          EXCHANGE RATES

Six months to/as at	31 March 2004		30 Sept 2003		31 March 2003
Currency	Average	Spot	Average	Spot	Average	Spot
USD	0.7399	0.7590	0.6493	0.6805	0.5749	0.6040
GBP	0.4180	0.4138	0.4021	0.4072	0.3622	0.3828
NZD	1.1403	1.1450	1.1256	1.1456	1.1036	1.0908

(1)          As at 31 March 2004. Unchanged during the reporting period.

7.3          DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this report and include statements regarding our intent, belief or current expectations with respect to our results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, believed, estimated, expected or intended. We do not intend to update these forward-looking statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. These factors include:

•                  inflation, interest rate, exchange rate, market and monetary fluctuations;

•                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•                  changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•                  the effects of competition in the geographic and business areas in which we conduct operations;

•                  the ability to increase market share and control expenses;

•                  the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•                  technological changes;

•                  demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

•                  various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us refer to ‘Risk factors’ included in our 2003 Annual Financial Report. Our forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. When relying on forward-looking statements to make decisions with respect to our company, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and disclaim any obligation, to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

7.4          SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	4 June 2004
Record date for interim dividend (Sydney)	10 June 2004	5.00pm (Sydney time)
Record date for interim dividend (New York)(1)	9 June 2004	5.00pm (New York time)
Record date for interim dividend (New Zealand)(2), (3)	11 June 2004	5.00pm (New Zealand time)
Dividend payment date	2 July 2004

The Annual General Meeting of Westpac will be held in Auckland, New Zealand on Thursday, 16 December 2004. A simultaneous broadcast and information meeting will be held in Sydney, Australia.

Share Registries:

Australia and New Zealand - Westpac Ordinary Shares	New Zealand - NZ Class Shares
ASX Perpetual Registrars Limited	Computershare Investor Services Ltd
Level 8, 580 George Street	Level 2, 159 Hurstmere Road
Sydney NSW 2000	Takapuna North Shore City Auckland

New York - American Depositary Receipts	Tokyo
JPMorgan Chase Bank	The Mitsubishi Trust & Banking Corporation
4 New York Plaza	1-7-7, Nishi-Ikebukuro
13th Floor	Toshima-Ku
New York NY 10004USA	Tokyo 171-8508 Japan

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 9226 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 9226 4008

Richard Willcock

Group Secretary and General Counsel

6 May 2004

(1)       Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

(2)       Dividends payable to holders of ordinary shares on the New Zealand register will be converted to local currency at the ruling buying rate for telegraphic transfers at 11am on 2 July 2004.

(3)       New Zealand date applies to holders of New Zealand class shares only. New Zealand residents holding Westpac ordinary shares should note Australia dates.

8. SEGMENT RESULT	Interim Profit Announcement 2004

Half year to 31 March 2004 $m	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)	Other(1)	Group
Net interest income	1,670	227	391	35	16	2,339
Total non-interest income	643	334	200	273	89	1,539
Net operating income	2,313	561	591	308	105	3,878
Operating expenses	(1,210)	(238)	(289)	(186)	(2)	(1,925)
Goodwill amortisation	(29)	(1)	(21)	(33)	—	(84)
Bad and doubtful debts	(171)	2	(20)	—	(18)	(207)
Profit from ordinary activities before income tax expense	903	324	261	89	85	1,662
Income tax expense	(280)	(99)	(89)	(26)	63	(431)
Net profit	623	225	172	63	148	1,231
Net profit attributable to outside equity interests	—	(1)	(1)	—	(4)	(6)
Net profit attributable to equity holders of WBC	623	224	171	63	144	1,225
Goodwill amortisation	29	1	21	33	—	84
Distributions on other equity instruments	—	—	—	—	(76)	(76)
Cash earnings	652	225	192	96	68	1,233
Cash earnings (cents) per ordinary share						66.7

(1)                               Non-interest income includes a $15 million credit, and income tax expense a $15 million charge associated with the requirements of AASB 1038 Life Insurance Business.

Half year 30 to September 2003 $m	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)	Other(1)	Group
Net interest income	1,582	183	353	36	74	2,228
Total non-interest income	697	378	178	265	47	1,565
Net operating income	2,279	561	531	301	121	3,793
Operating expenses	(1,228)	(238)	(271)	(185)	16	(1,906)
Goodwill amortisation	(29)	(1)	(19)	(33)	(3)	(85)
Bad and doubtful debts	(174)	(64)	(23)	—	(10)	(271)
Profit from ordinary activities before income tax expense	848	258	218	83	124	1,531
Income tax expense	(258)	(76)	(66)	(24)	29	(395)
Net profit	590	182	152	59	153	1,136
Net profit attributable to outside equity interests	—	(2)	(2)	—	—	(4)
Net profit attributable to equity holders of WBC	590	180	150	59	153	1,132
Goodwill amortisation	29	1	19	33	3	85
Distributions on other equity instruments	—	—	—	—	(41)	(41)
Cash earnings	619	181	169	92	115	1,176
Cash earnings (cents) per ordinary share						64.2

(1)                               Non-interest income includes a $26 million credit, and income tax expense a $26 million charge associated with the requirements of AASB 1038 Life Insurance Business.

Half year to 31 March 2003 $m	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)	Other(1)	Group

Net interest income	1,461	209	348	42	38	2,098
Total non-interest income	611	351	175	228	74	1,439
Net operating income	2,072	560	523	270	112	3,537
Operating expenses	(1,143)	(234)	(248)	(169)	(63)	(1,857)
Goodwill amortisation	(29)	(1)	(20)	(27)	(1)	(78)
Bad and doubtful debts	(147)	(43)	(22)	—	(2)	(214)
Profit from ordinary activities before income tax expense	753	282	233	74	46	1,388
Income tax expense	(236)	(79)	(79)	(24)	85	(333)
Net profit	517	203	154	50	131	1,055
Net profit attributable to outside equity interests	—	(1)	(1)	—	(2)	(4)
Net profit attributable to equity holders of WBC	517	202	153	50	129	1,051
Goodwill amortisation	29	1	20	27	1	78
Distributions on other equity instruments	—	—	—	—	(34)	(34)
Cash earnings	546	203	173	77	96	1,095
Cash earnings (cents) per ordinary share						60.3

(1)                               Non-interest income includes a $19 million charge, and income tax expense a $19 million credit associated with the requirements of AASB 1038 Life Insurance Business.

9. ECONOMIC PROFIT	Interim Profit Announcement 2004

Economic profit is defined as cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 31 March 2004

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)
Net profit attributable to equity holders	1,225	623	224	171	63
Goodwill amortisation	84	29	1	21	33
Distributions on hybrid securities	(76)	—	—	—	—
Cash earnings	1,233	652	225	192	96
Franking benefit	234	196	45	8	18
Adjusted cash earnings	1,467	848	270	200	114
Average adjusted ordinary equity	12,117	5,573	2,356	1,750	2,017
Equity charge	703	334	142	105	121
Economic profit	763	514	128	95	(7)

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 30 September 2003

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)
Net profit attributable to equity holders	1,132	590	180	150	59
Goodwill amortisation	85	29	1	19	33
Distributions on hybrid securities	(41)	—	—	—	—
Cash earnings	1,176	619	181	169	92
Franking benefit	218	181	31	8	18
Adjusted cash earnings	1,394	800	212	177	110
Average adjusted ordinary equity	11,556	5,200	2,004	1,610	1,812
Equity charge	669	313	121	97	110
Economic profit	725	487	91	80	—

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 31 March 2003

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand	BT Financial Group (Australia)
Net profit attributable to equity holders	1,051	517	202	153	50
Goodwill amortisation	78	29	1	20	27
Distributions on hybrid securities	(34)	—	—	—	—
Cash earnings	1,095	546	203	173	77
Franking benefit	209	165	34	6	16
Adjusted cash earnings	1,304	711	237	179	93
Average adjusted ordinary equity	10,910	5,108	1,876	1,547	1,579
Equity charge	632	305	111	92	94
Economic profit	672	406	126	87	(1)

10. GLOSSARY	Interim Profit Announcement 2004

EARNINGS

Cash earnings	Net profit attributable to equity holders plus amortisation of goodwill minus distributions paid on hybrid equity.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders less distributions paid on hybrid equity divided by the weighted average number of fully paid ordinary shares.

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares.

Weighted average ordinary shares	Weighted average number of fully paid ordinary shares listed on the ASX as at 31 March 2004 plus New Zealand Class shares on issue.

Fully franked dividends per ordinary share (cents)	Dividend paid out of income which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by net profit attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by cash earnings.

Return on equity (ROE)	Net profit attributable to equity holders less dividends paid on hybrids divided by the average adjusted ordinary equity.

Cash ROE	Cash earnings divided by the average adjusted ordinary equity.

Economic profit	Cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders.

Average ordinary equity	Average total equity less average outside equity interests and average hybrid equity.

Average adjusted ordinary equity	Average ordinary equity, plus average accumulated goodwill amortisation, less the average interim dividend accrual net of the estimated dividend reinvestment.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include goodwill amortisation and bad and doubtful debt charges.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio	Total baking operating expenses divided by total banking operating revenue. Total banking business includes Business and Consumer Banking, Institutional Bank, New Zealand banking operations and Other.

Full-time equivalent staff (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities net of impaired loans.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities & equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

CAPITAL ADEQUACY

Net capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by Risk Weightd Assets (RWA).

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders funds less hybrid equity, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions. This is divided by RWA.

ASSET QUALITY

Impaired Assets	Impaired assets, as defined by APRA can be classified into the following two categories:

Non-accrual assets: assets where income may no longer be accrued because reasonable doubt exists as to the collectability of principal and interest.

Restructured asset: assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal, interest amounts due and an additional six months interest.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) relating to employee surveys. The closer the number is to ten, the greater the number of positive responses received.